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Exhibit 4.1

BFI CANADA LTD.

ANNUAL INFORMATION FORM
FOR THE YEAR ENDED DECEMBER 31, 2008

March 25, 2009

 BFI CANADA LTD.
ANNUAL INFORMATION FORM
FOR THE YEAR ENDED DECEMBER 31, 2008
DATED MARCH 25, 2009

        The information in this annual information form is given as of March 25, 2009 unless otherwise indicated.

        All dollar amounts in this annual information form are stated in Canadian currency unless otherwise indicated. References in this annual information form to tonnes are to metric tonnes and references to U.S. tons are to imperial tons. One tonne is equal to 1.1023 U.S. tons. This annual information form contains capitalized technical and other terms that are specific to the operations of BFI Canada Ltd. (the "Corporation") and its subsidiaries and the non-hazardous solid waste management industry.

FORWARD-LOOKING STATEMENTS

        Certain statements in this annual information form are "forward looking statements" that reflect management's expectations regarding the Corporation's future growth, results of operations, anticipated dividends, performance, business prospects and opportunities. The use of any of the words "anticipate", "continue", "estimate", "expect", "may", "project", "should", "believe", "could", "foresee", "intend" and similar expressions are intended to identify forward looking statements. Such forward looking statements reflect management's current beliefs and are based on information currently available to management. Forward looking statements involve significant risks and uncertainties that could cause the Corporation's results to differ materially from the results expressed or implied by the forward looking statements. These include risks associated with, but not limited to, landfill operations, including the Corporation's ability to obtain, renew and maintain certain permits, licenses and approvals; leverage, restrictive covenants and capital requirements; downturns in the worldwide economy; the Corporation's ability to implement its acquisition strategy; the Corporation's ability to manage the growth of its business; loss of contracts; reliance on third party disposal customers; geographic and customer concentration; the effects of seasonality and weather; labour and employment matters; fuel cost fluctuations; reliance on key personnel; the Corporation's localized decision-making structure; the requirement to obtain performance or surety bonds, letters of credit and insurance; uninsured and underinsured losses; the stringent requirements of, and the potential for changes to, applicable legislation and governmental regulations; compliance with environmental regulations; liabilities resulting from potential environmental contamination; competition; provincial, state and local government requirements under which landfill alternatives are encouraged; governance arrangements under which certain interest holders may influence control over the BFI Canada Group (as defined below); foreign exchange exposure; the Corporation's use of accounting estimates and judgments; potential deficiencies in internal control over financial reporting and disclosure controls and procedures; the fact that the Corporation may issue additional common shares and preferred shares diluting existing shareholders' interests; future sales of common shares by Retained Interest Holders (as defined below); fluctuations in market conditions; and the uncertainty of future dividend payments and the level thereof. See "Risk Factors" in this annual information form for a description of these risks, and other risks affecting the BFI Canada Group's business and an investment in the Corporation's shares. Although the forward looking statements contained in this annual information form are based upon what management believes to be reasonable assumptions, there can be no assurance that actual results will be consistent with these forward looking statements. These forward looking statements are made as of the date of this annual information form and the Corporation assumes no obligation to update or revise them to reflect new events or circumstances, except as required by applicable securities laws.

 FINANCIAL DISCLOSURE

        Please refer to the management's discussion and analysis of the financial condition and results of operations of the Corporation for the year ended December 31, 2008 for a detailed description of EBITDA and other financial measures used by the Corporation, as successor to BFI Canada Income Fund (the "Fund").

THE CORPORATION

        BFI Canada Ltd. (the "Corporation") is the successor to the Fund, following the completion of the conversion of the Fund to a corporate structure by way of a court-approved plan of arrangement under the Business Corporations Act (Ontario) on October 1, 2008, which we refer to in this annual information form as the "Conversion". In connection with the Conversion, securityholders of the Fund received common shares (the "Shares") of the Corporation in exchange for ordinary trust units (the "Units") of the Fund, and 11,137,744 special voting shares (the "Special Shares") were issued to IESI Corporation ("IESI"), the former holder of the Fund's Class A Unit that carried indirect voting rights for the former equity investors in IESI (the "Retained Interest Holders"). As a result of the Conversion, the Corporation owns, directly or indirectly, all of the existing assets and liabilities of the Fund.

        The Corporation did not carry on any active business prior to the Conversion, other than executing the arrangement agreement pursuant to which the Conversion was implemented. The board of directors and senior management of the Corporation is comprised of the former members of the board of trustees of the Fund and senior management of its wholly-owned subsidiaries IESI Holdings Inc. ("IESI Holdings"), Ridge Landfill Trust, BFI Canada Inc., IESI and their respective subsidiaries, or, collectively, the BFI Canada Group. The head and principal office of the Corporation is located at 135 Queens Plate Drive, Suite 300, Toronto, Ontario, M9W 6V1.

        The following diagram shows the organizational structure of the Corporation on March 25, 2009. For simplification, this diagram omits certain wholly-owned holding or operating companies.

Notes:

(1)
The Corporation was incorporated under the name 1768248 Ontario Limited on May 5, 2008. On September 30, 2008, 1768248 Ontario Limited changed its name to BFI Canada Ltd.

(2)
BFI Canada Income Fund and Ridge Landfill Trust are expected to be terminated during 2009, so that IESI Holdings will become a direct wholly-owned subsidiary of the Corporation.

(3)
IESI Holdings Inc. is the successor company from the amalgamation of 6814832 Canada Limited and 4264126 Canada Limited on October 1, 2008.

(4)
BFI Canada Inc. is the successor company from the amalgamation of BFI Canada Holdings, BFI Canada Inc. and 2114143 Ontario Inc. on October 1, 2008.

Existing Structure of the Canadian and U.S. Operating Companies

  Canadian Operating Companies

        IESI Holdings was formed by the amalgamation of 4264126 Canada Limited and 6814832 Canada Limited pursuant to the Canada Business Corporations Act on October 1, 2008. IESI Holdings is a holding company and indirect subsidiary of the Corporation that wholly owns BFI Canada Inc., which in turn wholly owns two

Canadian operating subsidiaries incorporated under the laws of Canada, BFI Usine de Triage Lachenaie Ltée ("BFI Usine") and Entreprise Sanitaire F.A. Ltée. ("F.A.").

        On December 19, 2008, IESI Holdings acquired all of the outstanding securities of Ridge (Chatham) Holdings, L.P. and Ridge (Chatham) Holdings G.P. Inc., the owner and operator of the Ridge landfill, located near Chatham, Ontario.

        In this annual information form, "Ridge" refers to Ridge Landfill Trust, Ridge (Chatham) Holdings, L.P. and Ridge (Chatham) Holdings G.P. Inc., "BFI Canada Inc." refers to BFI Canada Inc. and its direct and indirect subsidiaries, "BFI Canada" refers to BFI Canada Inc. and Ridge, representing, collectively, the Canadian operating companies, "IESI" refers to IESI Corporation and its direct and indirect subsidiaries representing, collectively, the U.S. operating companies, "IESI Holdings" refers to IESI Holdings and its Canadian and U.S. subsidiaries, and the "BFI Canada Group" refers to the collective operations of Ridge, BFI Canada Inc., IESI, IESI Holdings and their respective subsidiaries.

  U.S. Operating Companies

        IESI, which is wholly owned by IESI Holdings, is a holding company that owns Total Waste Systems, Inc., Center Point Disposal, Inc., and IESI OK Corporation, all of which were incorporated in Oklahoma, IESI MO Corporation, a Missouri corporation, IESI AR Corporation, an Arkansas Corporation, IESI TX Corporation, a Texas corporation, and the following subsidiaries incorporated under the laws of Delaware: IESI LA Corporation, IESI NJ Corporation, IESI NY Corporation, IESI PA Corporation and Winters Bros. Waste Systems, Inc. (collectively the "IESI Operating Companies"). All of the IESI Operating Companies, except Total Waste Systems, Inc. and IESI OK Corporation, in turn wholly own certain U.S. operating subsidiaries as follows: (i) IESI TX Corporation owns the following two Delaware corporations, IESI TX GP Corporation and IESI DE LP Corporation, and IESI DE LP Corporation is the sole limited partner of IESI TX Landfill, LP, a Texas limited partnership; (ii) IESI NY Corporation owns Seneca Meadows, Inc., incorporated in New York; (iii) IESI PA Corporation owns IESI PA Bethlehem Landfill Corporation, incorporated in Delaware and IESI Blue Ridge Landfill Corporation, incorporated in Pennsylvania; (iv) Center Point Disposal, Inc. owns AMD, Inc., incorporated in Oklahoma; (v) IESI MO Corporation owns IESI MO Landfill Corporation, a Missouri corporation and IESI St. Louis, LLC, a Missouri limited liability company; (vi) IESI LA Corporation owns IESI LA Landfill Corporation, incorporated in Delaware; (vii) IESI LA Landfill Corporation owns Central Louisiana Waste, LLC, a Louisiana limited liability company, and Coastal Waste Systems, Inc. a Louisiana corporation; (viii) IESI AR Corporation owns IESI AR Landfill Corporation, a Arkansas corporation; (ix) IESI NJ Corporation owns IESI NJ Recycling Corporation, incorporated in Delaware; and (x) Winters Bros. Waste Systems, Inc. owns the following New York corporations: Winters Bros. Management Services Corp., Winters Bros. Recycling Corp., Winters Bros. Transfer Station Corp., Winters Brother Recycling East End, Inc. and the following New York limited liability companies: Winters Waste Services of New York, LLC., Excel Recycling, LLC., Winters MSW Holdings, LLC., Winters Holtsville Transfer Station, LLC., Winters Bros. Paper Recycling LLC., and Medford Transfer, LLC, which owns Medford II, LLC., a New York limited liability company.

Amended and Restated Securityholders' Agreement

        Pursuant to the Conversion, the Corporation issued Special Shares to IESI for the benefit of the holders of the participating preferred shares of IESI (the "Participating Preferred Shares"). The Special Shares entitle the holder to exercise voting and other rights as shareholder of the Corporation as though the holder held the number of Shares that would be owned by the holders of the Participating Preferred Shares assuming the exercise in full of the IESI Exchange Rights (as defined below). In particular, the Special Shares enable the holder to vote on all matters at any meeting (including resolutions in writing) of the holders of Shares and the Special Shares (collectively, the "Voting Shareholders"), on the basis of one vote for each Share for which the Participating Preferred Shares are exchangeable (the "IESI Exchange Rights"), other than with respect to the election of directors. So long as the holder of the Special Shares is entitled to designate at least one director of the Corporation as described herein, all votes attaching to the Special Shares and any Shares held by holders of the Participating Preferred Shares shall be deemed to be voted in favour of the directors nominated for election by the Governance and Nominating Committee, subject to certain conditions under the Amended and Restated

Securityholders' Agreement (as defined below) and the agreement dated November 28, 2004 between the Fund, certain of its affiliates and IESI, which provided for the combination of the business carried on by BFI Canada Holdings Inc. ("BFI Canada Holdings") with IESI (the "Transaction").

        Upon the completion of the Conversion, certain existing governance rights of the Retained Interest Holders were modified, so that they are exercised in respect of the Corporation rather than the Fund and IESI Holdings. These rights are substantially unchanged from the governance rights of the Fund prior to the Conversion, and are set out in the amended and restated securityholders' agreement dated October 1, 2008 (the "Amended and Restated Securityholders' Agreement") between the Corporation, IESI Holdings and IESI, as trustee on behalf of the Retained Interest Holders. The Amended and Restated Securityholders' Agreement sets out certain rules with respect to the governance of the Corporation and its subsidiaries and establishes the respective rights of their securityholders as to board representation, approval rights in respect of certain transactions, exchange rights and related matters.

        The Amended and Restated Securityholders' Agreement provides for the composition of the Corporation's board of directors and creates obligations for the parties to nominate and/or vote for the election of certain representatives to that board. The Amended and Restated Securityholders' Agreement also prescribes the establishment of specified committees of the board and their respective mandates, as well as the composition of those committees.

        The Amended and Restated Securityholders' Agreement provides for a seven member board of directors of the Corporation. The number of members of the board may not be changed so long as the Retained Interest Holders own at least 10% of the then-outstanding Shares (calculated on a fully diluted basis), including Shares that may be acquired upon exercise of the IESI Exchange Rights.

INDUSTRY OVERVIEW

        The non-hazardous solid waste management industry comprises the collection, transportation, recycling, transfer and disposal of non-hazardous solid waste at landfills or other disposal facilities such as incineration or composting facilities. Non-hazardous solid waste is solid waste that is not comprised of substances considered hazardous under any federal, provincial, state and/or local legislation or regulation applicable to the collection, recycling, transfer and/or disposal of solid waste.

Integrated Services

        The non-hazardous solid waste management industry involves the collection of non-hazardous solid waste and its handling or disposal at a landfill site, recycling facility, transfer collection station or other waste disposal facility. Non-hazardous solid waste includes residential waste (including household and yard waste) and industrial, commercial and institutional waste (including construction and demolition (or "C&D") debris). The principal services offered by the non-hazardous solid waste management industry are summarized below.

  Collection

        Collection of non-hazardous solid waste consists of commercial, industrial and residential collection. Commercial collection typically involves the use of front-end and rear-end loader trucks to collect waste stored in steel bins for collection that are usually supplied by the waste collection service provider. Industrial waste collection typically involves the use of roll-off trucks to collect waste stored in large rectangular roll-off containers from manufacturing businesses or construction and demolition sites. Residential waste collection involves the curbside collection of residential solid waste using rear-end and side-loader trucks. Residential waste collection services are provided by municipalities and companies that contract either with municipalities or directly with individual homeowners, homeowners' associations, apartment building owners or similar groups. Once collected, waste or recyclable material is transported to a transfer station or directly to a landfill or a recycling facility.

  Transfer Stations

        Transfer stations are facilities typically located near residential, commercial and industrial collection routes that are a distance from the ultimate disposal site. Non-hazardous solid waste is received at the transfer station from collection trucks, sometimes sorted and then transferred in large volumes to landfills, recycling facilities or other waste disposal facilities. This consolidation reduces the costs associated with transporting the waste and may allow operators to obtain volume discounts on disposal rates at landfill and other disposal facilities. Transfer stations also facilitate the efficient utilization of collection personnel and equipment by allowing them to focus on collection operations and spend less time travelling to disposal sites. Transfer stations can handle non-hazardous solid waste received from commercial and residential collection operations and most industrial waste. Some transfer stations are constructed to receive certain specialized waste, such as C&D debris.

  Landfills

        Landfills are the primary waste disposal facilities for all types of non-hazardous solid waste. Landfills must be designed, permitted, operated and closed in accordance with comprehensive federal, provincial, state and/or local regulations. These regulations also dictate the type of waste that may be received by the landfill. Landfill operations include excavation of earth, spreading and compacting of waste and covering of waste with earth or other inert material.

  Other Disposal Facilities

        Other alternative disposal facilities include incineration or composting facilities. Composting involves processing certain types of organic materials (leaf and yard wastes, food wastes and other organic matter, including paper, wood and organic sludges) into reusable and non-putrescible soil conditioners and other products.

        Incineration facilities generally accept non-hazardous solid waste and are typically designed to incinerate the waste, often with the process producing electricity or steam.

  Recycling

        Recovery and recycling involve operations in which certain types of waste material (including wood, paper, cardboard, plastic, glass, aluminium and other metals) are sorted, processed and resold as recycled material. In many jurisdictions, residential, commercial and roll-off customers pay a fee for the removal of recyclable waste from their premises. After collection and sorting, purchasers generally pay a fluctuating spot market price for recycled materials. Waste for which there is no market is shipped to a disposal facility, typically a landfill.

Industry Characteristics

        The non-hazardous solid waste management industry is a regionally fragmented and competitive business, requiring substantial expertise, labour and capital resources. Industry participants compete for collection accounts primarily on the basis of price and quality of service and compete for transfer station and landfill business on the basis of tipping fees, geographic location and environmental practices.

  Recession Resistant Characteristics

        The non-hazardous solid waste management industry meets an essential need of communities and businesses. Waste management services remain a necessity regardless of the level of economic activity. In the experience of management, revenues from commercial waste collection services generally do not decrease significantly during periods of slower economic activity because the number of pick-ups required by commercial waste generators does not generally change during such periods. The volume of waste collected at each commercial waste pick-up may decrease during periods of slower economic activity due to changes in consumption patterns, resulting in decreased disposal costs for hauling companies. The reduction in tipping volumes will result in decreased revenues for landfill operators. Management also believes that revenues from residential non-hazardous solid waste management services are not as volume sensitive because the number of households for which collection services are provided does not generally change in periods of slower economic activity. Revenues from industrial waste collection services are, however, thought to be more closely tied to economic conditions due to the sensitivity of the C&D and manufacturing sectors to changes in the economy.

  Vertical Integration

        Vertical integration in the non-hazardous solid waste management industry, or "internalization", is the collection and disposal of waste by a waste management company into its own landfill, transfer station, recycling facility or other waste disposal facility. Internalization allows costs to be controlled by avoiding third party landfill tipping fees and allows for greater asset utilization within the business. Larger operators with greater financial resources, expertise and experience are able to build, through market development initiatives and acquisitions, vertically integrated, cost-effective operations consisting of collection operations, transfer stations, recycling facilities, landfills or other waste disposal facilities. Vertically integrated companies can be assured of access to a landfill or other waste disposal facilities on favourable terms and of a steady supply of waste at such facilities, which is needed in order to economically operate such facilities. Controlling the point of transfer from haulers to landfills has become increasingly important as landfills close and collected waste is often transported further from collection markets. Generally, the larger and most profitable industry operators are those companies that are vertically integrated in their operations, and thereby have greater control over their waste stream from collection to disposal.

  Consolidation

        The non-hazardous solid waste management industry has undergone significant consolidation and integration in both Canada and the United States. Management believes that this consolidation will continue, mainly as a result of the ability of larger operators to achieve certain economies of scale, the continued privatization by government entities of their non-hazardous solid waste collection and disposal services, and cost pressures and landfill closures brought about by regulatory changes and stringent environmental regulation, enforcement and compliance costs. As a consequence, non-hazardous solid waste management companies are generally operating larger, longer-term landfills that service larger geographical areas. In addition, these companies are achieving greater internalization from their operations.

        Despite ongoing consolidation, the non-hazardous solid waste management industry remains fragmented and regional in nature. Management believes that small, independent operators present significant opportunities for both new-market and "tuck-in" acquisitions by companies with disciplined acquisition programs, focused management and access to financial resources.

Regulation

        The non-hazardous solid waste management industry in Canada and the United States is subject to extensive and changing laws and regulations relating to environmental protection, health, safety, land use, transportation and related matters. These include, among others, laws and regulations governing the licensing, use, treatment, storage and disposal of solid non-hazardous and hazardous wastes and materials, air quality, water quality, permissible or mandatory methods of processing waste, location, permitting and expansion of solid waste facilities, greenhouse gas emissions, and the remediation of contamination associated with the release of hazardous substances.

        More stringent industry regulations have caused operating and capital costs to rise. Applicable regulations require more stringent engineering of non-hazardous solid waste landfills and may require liner systems, leachate collection, treatment and monitoring systems and gas collection and monitoring systems. These ongoing costs are combined with increased financial reserve requirements for non-hazardous solid waste operators relating to closure and post-closure monitoring. As a result, the number of non-hazardous solid waste landfills is declining while the average size of each landfill is increasing.

 BUSINESS OF THE BFI CANADA GROUP

Overview

        As noted previously, the BFI Canada Group refers to the collective operations of BFI Canada Inc., Ridge, IESI, IESI Holdings and their respective subsidiaries.

  Recent Developments

        On March 6, 2009, the Corporation closed an offering of 8,500,000 Shares for total gross proceeds of $80,750,000. The Corporation applied the net proceeds of the offering against a portion of the outstanding borrowings under the U.S. Credit Facility (as defined herein).

        On October 1, 2008, the Fund completed its conversion from an income fund to a corporate structure by way of a court-approved plan of arrangement under the Business Corporations Act (Ontario), pursuant to which the Corporation acquired all of the assets and assumed all of the liabilities of the Fund. On October 2, 2008, the Shares began trading on the Toronto Stock Exchange (the "TSX") under the symbol "BFC" and, concurrently, the Units were delisted from trading on the TSX.

        Effective October 1, 2008, the Corporation entered into a Fourth Amending Agreement to its Fourth Amended and Restated Canadian Credit Agreement. The amending agreement simply recognizes the structural change from an income trust to a corporation and had no impact on the committed amounts, maturity dates or pricing.

        Effective August 18, 2008, the Corporation announced a reduction in monthly cash dividends to $0.04166 per Share, commencing with the dividend payable January 15, 2009 to holders of record on December 31, 2008. Effective September 19, 2008, the Corporation announced that the Board of Directors approved a special quarterly dividend payable in four equal amounts of $0.125 per Share commencing on March 31, 2009.

        Effective August 6, 2008, the Corporation entered into a Fifth Amendment to its Amended and Restated Revolving Credit and Term Loan Agreement (as so amended, the "U.S. Credit Facility"). The Fifth Amendment extends the maturity of the U.S. revolving credit facility to January 21, 2012, increases the U.S. revolving credit facility commitment to US$588.5 million from US$575 million, and decreases the accordion feature from US$50 million to US$36.5 million. In addition, the Fifth Amendment increases the applicable margin on the pricing grid by one quarter of one percent throughout. All other significant terms remain unchanged.

        Effective August 1, 2008, the Corporation remarketed $45 million of IRBs (as defined below). The amended and restated IRBs, which originally bore interest at LIBOR less an applicable discount, bear interest at 6.625% for a term of five years.

        Effective July 30, 2008, the Fund entered into a Third Amending Agreement to its Fourth Amended and Restated Credit Agreement. The Third Amending Agreement increased the Canadian revolving credit facility commitment from $150 million to $305 million and decreased the accordion feature from $50 million to $45 million. In addition, the Third Amending Agreement increases the pricing grid by one quarter of one percent and modified one financial covenant. All other significant terms of the agreement remained unchanged by the amendment.

        On August 31, 2007, IESI acquired Winters Bros. Waste Systems, Inc. ("Winters Bros."), an integrated non-hazardous solid waste services provider based in Westbury, New York, for total cash consideration, including acquisition and related costs, of approximately $306 million. Winters Bros. provides collection, transfer and recycling services to commercial and industrial businesses, residences, municipalities and construction sites, primarily in Long Island and operates eight transfer stations and multiple collection operations.

        Effective August 28, 2007, all of the necessary permits for the expansion of the Corporation's Seneca Meadows landfill were obtained. Based on current volumes, management of the Corporation expects the operating life of the site to extend through 2023.

        On April 5, 2007, the Fund closed an offering of 3,565,000 Units, including the full exercise of the over-allotment option, for total gross proceeds of approximately $93 million. The Fund applied the net proceeds of the offering against advances from its U.S. revolving credit facility.

        Effective March 21, 2007, the Fund entered into a Second Amending Agreement to its Fourth Amended and Restated Credit Agreement. The second amendment increased the total committed Canadian credit segment to $150 million from $80 million and the total available credit from this facility, subject to lender consent, to $200 million from $120 million. The maturity date of the agreement was extended to May 30, 2011 from June 20, 2010, and the maturity date remains subject to one year extensions.

        Effective March 28, 2007, the Fund entered into a new 15 year agreement for variable rate demand solid waste disposal revenue bonds ("IRBs") in the state of Texas. The IRBs are made available, to a maximum of US$24 million and are available to fund a portion of landfill construction activities, and equipment, vehicle and container expenditures in the Fund's Texas operations. The IRBs bear interest at a discount to LIBOR. A portion of the Fund's drawings under this facility was used to repay the Fund's U.S. revolving credit facility with the balance used to finance landfill construction activities, and equipment, vehicle and container expenditures.

  BFI Canada

        BFI Canada is a full-service waste management company providing non-hazardous solid waste collection, transfer, disposal and recycling services in the provinces of British Columbia, Alberta, Manitoba, Ontario and Québec. It is one of the largest non-hazardous solid waste management companies in Canada with customers in 20 markets. BFI Canada has 20 collection operations, and owns and operates four landfill sites, six transfer stations, nine recycling facilities and one landfill gas-to-energy facility. BFI Canada also operates one municipally owned landfill site and one recycling facility.

        BFI Canada Inc. was formed by the amalgamation of BFI Canada Inc., BFI Canada Holdings and 2114143 Ontario Inc. pursuant to the Business Corporations Act (Ontario) on October 1, 2008. BFI Canada Holdings was established in June 2000, when BFI Canada Holdings acquired selected assets from Browning-Ferris Industries Ltd. ("Browning-Ferris Canada") and other Canadian subsidiaries of Allied Waste Industries, Inc. and its affiliates ("Allied").

        IESI Holdings holds the Corporation's indirect interest in the Ridge landfill, located near Chatham, Ontario, through its ownership of all the outstanding securities of Ridge (Chatham) Holdings, L.P. and Ridge (Chatham) Holdings G.P. Inc., the owner and operator of the Ridge landfill.

  IESI

        IESI is one of the leading regional, non-hazardous solid waste management companies in the United States. IESI provides its services through a network of vertically integrated assets in 40 markets, which include 52 collection operations, 29 transfer stations, 17 landfills, 11 recycling facilities and one transportation operation. Management of IESI believes it is among the top three solid waste management providers in the substantial majority (over 80%) of its principal service areas. IESI provides collection, transfer, disposal and recycling services in two geographic regions: its South Region, consisting of various service areas in the southern region of the United States including Texas, Louisiana, Oklahoma, Arkansas, Missouri and Mississippi, and its Northeast Region, consisting of various service areas in the north eastern region of the United States including New York, New Jersey, Pennsylvania, Maryland and the District of Columbia.

Canadian Operations

  Collection

        BFI Canada provides non-hazardous solid waste collection, transfer, disposal and recycling services to a wide variety of customers, including small, medium and large sized enterprises, single and multi family dwellings, municipalities, government agencies and educational institutions. BFI Canada's collection operations principally consist of recurring collection and disposal of non-hazardous solid waste, recyclable products, construction debris, industrial facility waste and municipal solid waste using front-end loader trucks, rear-end loader trucks, roll-off trucks and side-loader trucks. These collection services are generally all provided from the same facility within each market. BFI Canada typically provides its customers with containers ranging in size from two to 40 cubic yards. Residential collection occasionally uses container collection methods using both automated and manual side load vehicles.

        BFI Canada typically invoices scheduled commercial collection customers in advance of service and unscheduled collection customers in arrears. In addition, municipal contracts are typically billed in arrears. Fees in its collection segment are determined by a variety of factors, including collection frequency, waste type, volume or weight of the waste collected, type of equipment and containers furnished, the distance to the disposal or processing facility and the cost of disposal or processing.

        Collection contracts typically have a term of three to five years and provide for automatic renewal, subject to certain termination rights in favour of the customer. These contracts typically provide BFI Canada the option for annual indexed price adjustments and adjustments to cover increases in certain costs. Contracts for the collection of municipal solid waste typically range from two to five years and generally provide for annual indexed price increases.

        As of December 31, 2008, BFI Canada had approximately 721,000 residential customers and 63,000 commercial and industrial customers in British Columbia, Alberta, Manitoba, Ontario and Québec. No single collection contract or customer is material to the Corporation's results of operations.

        The balance of BFI Canada's collection operations include transfer station operations, recycling facilities and compactor rentals.

  Landfills

        Landfills are currently the predominant method of disposal for non-hazardous solid waste in Canada. Landfill operations typically produce the highest EBITDA margins in the non-hazardous solid waste management business, but involve significant risks and costs associated with permitting and compliance with environmental laws and regulations and higher capital expenditures. BFI Canada owns and operates four landfill sites servicing Southern Ontario, Montreal, Calgary and Winnipeg and their surrounding communities. BFI Canada also operates the Lethbridge Regional Landfill under a contract with the City of Lethbridge.

        The fees charged at landfills, known as "tipping fees", are negotiated rates that vary based on market factors and the type and weight or volume of solid waste deposited and the type and size of the vehicles used in the transportation of the waste. When using privately owned third party landfills for disposal of its collected waste, BFI Canada typically tries to negotiate disposal arrangements with the landfill operator to obtain volume discounts. However, when using a government owned landfill, BFI Canada typically is required to pay the set tipping fee applicable to all similar customers for the site.

        In addition to its landfill operations, BFI Canada owns and operates a power generating plant located at its Lachenaie site, which collects landfill gas, cleans the gaseous residue and then uses the cleaned gas to power reciprocating engines that produce electricity. This plant produces approximately 3.7 megawatts of electrical power annually, the equivalent of providing the required electricity to approximately 2,500 homes. The electrical power generated at the Lachenaie site is sold to Hydro Québec under a 25 year contract that commenced in January 1996 at fixed rates per year, with annual increases generally based on a pre-determined formula.

        Operating and maintaining a landfill is capital intensive and generally requires performance bonds and letters of credit to secure performance and financial obligations. Because of this, a steady volume of waste is required over the operating life of the landfill in order to maintain profitable operations, and management believes these factors favour large, established waste management companies such as BFI Canada. Approximately 42% of the total tonnage received at the four landfills owned by BFI Canada is derived from disposal of waste collected by BFI Canada, and the balance of the tonnage received is from third party disposal customers.

  Transfer Stations

        Currently, BFI Canada operates two transfer stations in the greater Montreal area, one in Hamilton, Ontario, one in Barrie, Ontario, one in Vaughan, Ontario and one in Lethbridge, Alberta, which are located near many of its collection routes and which receive the solid waste that has been collected by its own and third party collection vehicles. BFI Canada typically uses subcontractors to transport the waste from its transfer stations to its own or third party landfills. Transfer station fees are generally based on the cost of processing, transportation and disposal of waste.

        The fees charged by BFI Canada at its transfer collection stations are generally based on the type and volume or weight of the waste transferred and the transportation distance to the landfill. These operations are not material to BFI Canada's results of operations.

  Recycling

        BFI Canada's recycling services include collection of recyclable material from residential, commercial and industrial customers, for which it charges collection and processing fees. At its nine recycling facilities, BFI Canada Inc. provides recovery collection processing services to its collection customers for a variety of recyclable materials, including newspaper, cardboard, office paper, plastic containers, glass bottles, fibreboard, wood and ferrous and aluminium metals. These materials are sorted, processed and resold as recycled material. BFI Canada owns seven of the eight recycling facilities it operates. Typically, after separation, these materials are not ready for re-manufacture into new products, but require additional processing by the re-manufacturer. Revenues at these plants depend on commodity market pricing. No single recycling contract or customer is significant to BFI Canada's results of operations.

  Landfill and Environmental Matters

  Site Life

        The following tables reflect the estimated remaining operating lives in years for the landfills that are owned or operated under contractual agreements by BFI Canada, and are based on remaining and probable expansion capacity and projected annual disposal volume, in years, as of December 31, 2007 and December 31, 2008. The estimated remaining operating lives assume the renewal of required operating permits.

	Year Ended December 31, 2007
	0 to 5	6 to 10	11 to 20	21 to 30	31 to 40	41 to 50	51+	Total
Owned Landfills	1	—	1	1	1	—	—	4
Operated Landfills(1)	1	—	—	—	—	—	—	1

	2	—	1	1	1	—	—	5

	Year Ended December 31, 2008
	0 to 5	6 to 10	11 to 20	21 to 30	31 to 40	41 to 50	51+	Total
Owned Landfills	1	—	2	—	1	—	—	4
Operated Landfills(1)	1	—	—	—	—	—	—	1

	2	—	2	—	1	—	—	5

(1)
The estimated remaining lives for operated landfills are based on the contractual life, not the life of the site.

  Available Tonnes

        The following tables reflect landfill airspace activity for active landfills owned or operated by BFI Canada for the years ended December 31, 2007 and December 31, 2008.

	Balance as of December 21, 2006	New Expansions Undertaken	Landfills Acquired, Net of Divestitures	Permits Granted	Airspace Consumed	Changes in Engineering Estimates	Balance as of December 31, 2007
Permitted airspace:
Metric Tonnes (in thousands)	23,750	0	0	0	-2,836	4,836	25,750
Number of sites	4	0	0	0	—	—	4
Expansion airspace:
Metric Tonnes (in thousands)	24,600	0	0	0	0	-300	24,300
Number of sites	1	0	0	0			1

Total available disposal capacity:
Metric Tonnes (in thousands)	48,350	0	0	0	-2,836	4,536	50,050
Number of sites	4		0				4

	Balance as of December 21, 2007	New Expansions Undertaken	Landfills Acquired, Net of Divestitures	Permits Granted	Airspace Consumed	Changes in Engineering Estimates	Balance as of December 31, 2008
Permitted airspace:
Metric Tonnes (in thousands)	25,750	0	0	1,300	-2,847	2,047	26,250
Number of sites	4	0	0	0	—	—	4
Expansion airspace:
Metric Tonnes (in thousands)	24,300	0	0	-1,300	0	-1,750	21,250
Number of sites	1	0	0	0			1

Total available disposal capacity:
Metric Tonnes (in thousands)	50,050	0	0	0	-2,847	297	47,500
Number of sites	4		0				4

  Equipment

        BFI Canada owns approximately 496 routed waste collection vehicles and approximately 47 units of heavy equipment utilized in BFI Canada's landfill operations. The average age of BFI Canada's routed waste collection vehicles is between four and five years, and BFI Canada amortizes the costs of its waste collection vehicles over an eight year period. BFI Canada believes that its vehicles, equipment and operating properties are well maintained and adequate for its current operations. BFI Canada intends to make investments in additional equipment and property for expansion and replacement of assets and in connection with future acquisitions as needed.

Competitive Strengths

        Management believes that BFI Canada benefits from the following competitive strengths:

  Market Focused and Vertically Integrated Operations

        BFI Canada is a leading non-hazardous solid waste management services company operating in 20 markets throughout Canada. BFI Canada believes it is among the top three commercial waste management providers in the majority of its principal service areas. BFI Canada Inc. has been successful in achieving economies of scale by securing collection and hauling contracts from customers located on its existing collection routes. Where possible, the market focused strategy of BFI Canada includes the ownership of transfer stations and landfills that are strategically close to the city centres in the markets in which BFI Canada operates. This positions the landfills owned by BFI Canada as the landfills of choice for many private collection operators while allowing BFI Canada to increase internalization rates and EBITDA margins. Management believes that its ability to internally dispose of a substantial amount of its collected waste provides BFI Canada with an economic advantage over those industry participants that must rely to a greater extent on third parties for disposal services. During the fiscal year ended December 31, 2008, approximately 58% of BFI Canada's collection volumes were internalized, with waste collected by BFI Canada being disposed of in landfills owned by BFI Canada and BFI Canada's material recovery collection facilities. In the fiscal year ended December 31, 2008, 42% of the waste disposed in landfills owned by BFI Canada was from BFI Canada's collection operations, which provide a steady base of volume to economically operate landfill assets.

  Customer and Geographic Diversification

        BFI Canada's collection customer base is highly diversified. As of December 31, 2008, BFI Canada had approximately 721,000 residential customers and 63,000 commercial and industrial customers across Canada. BFI Canada's 10 largest commercial and industrial collection customers accounted for less than 2.1% of its revenues in 2008. No one commercial and industrial customer accounted for more than 1% of BFI Canada's revenues for the year ended December 31, 2008.

  Long-Term Customer Relationships

        BFI Canada has established long-term relationships with a large number of organizations, including municipalities and other governmental agencies, educational institutions, and small, medium and large enterprises. The typical long-term customer contract provides for automatic renewal, subject to certain termination rights in favour of the customer. These contracts typically provide the option for annual indexed fee adjustments and adjustments to cover increases in certain costs, including fuel, disposal and transportation costs in favour of BFI Canada.

Competition

        The Canadian non-hazardous solid waste management industry is competitive and highly fragmented. Competition is generally regional in nature and includes companies that operate on a national scale, smaller local niche companies that service specific segments of the industry, and a large number of small haulers spread throughout the country in rural and urban areas and in the public and private sectors. Management believes that Waste Management, Inc. ("WMI"), a U.S. based multinational operating in Canada through its wholly owned subsidiary, Waste Management of Canada Corporation, is the largest non-hazardous solid waste management company in Canada. The only other large national non-hazardous solid waste management companies operating in Canada are BFI Canada and the Canadian subsidiary of Waste Services Inc. ("Waste Services"). BFI Canada competes with WMI in most of the largest Canadian cities for collection services and for landfill disposal contracts in Québec and Ontario. BFI Canada competes with Waste Services for collection services in some markets in British Columbia, Alberta and Ontario.

        Management believes that there are many intermediate sized companies operating in the Canadian market. The majority of these companies are privately-owned, local collection service providers and are located predominantly in Canada's larger urban areas. Other market participants with whom BFI Canada competes are small independent haulers who operate throughout Canada in both rural and urban areas. These operators are generally small, family-run businesses, the majority of which operate in local areas and whose operations are generally limited to a niche of the non-hazardous solid waste management collection segment.

        BFI Canada also competes with municipalities that operate their own waste collection services (typically residential collection), that operate their own landfills, and/or control the disposal of waste collected in their jurisdiction.

Employees

        At December 31, 2008, BFI Canada had 1,284 full-time employees, 533 of whom are covered by 13 collective bargaining agreements. The collective bargaining agreements have terms ranging from three to five years and agreements expire from 2009 to 2011.

        BFI Canada has not suffered any loss of production due to work stoppages by its employees since the acquisition of its principal operating assets from Allied on June 29, 2000.

U.S. Operations

  Collection

        As of December 31, 2008, IESI provided collection services to more than 840,000 residential customers and approximately 99,000 commercial and industrial customers.

  Commercial and Industrial

        IESI provides hand collection and containerized services to a wide variety of commercial and industrial customers. Most commercial and industrial customers are provided with containers that are designed to be lifted mechanically and either emptied into a collection vehicle's compaction hopper or, in the case of the large roll-off containers, to be loaded onto the collection vehicle. IESI's standard commercial containers generally range in size from one to eight cubic yards and its roll-off containers generally range in size from 10 to 40 cubic yards.

        IESI's contracts with commercial and industrial customers typically have terms of three to seven years, have renewal options and may not be terminated by the customer prior to the end of the term without a penalty. IESI's contracts for roll-off containers may provide for temporary services, such as the removal of waste from a construction site, and are typically for periods of less than one year. IESI's fees from these contracts are generally determined by factors such as collection frequency, type of collection equipment furnished, the distance to the processing facility or landfill, cost of disposal and type and volume or weight of the waste collected, as well as prevailing local economic conditions.

  Residential

        IESI provides residential waste management services under a variety of contractual arrangements, including: (i) contracts with homeowners' associations, apartment building owners and mobile home park operators; (ii) on a subscription basis with individual households; and (iii) contracts with, or franchises granted by, municipalities. IESI's municipal contracts and municipal franchises typically have three to five year terms, subject to renewal options. Most other arrangements for residential services have terms that vary from monthly, for subscription service, to up to three years for contracts with homeowners' associations. IESI seeks to enter into residential service arrangements where the route density is high. IESI bases its residential collection fees primarily on route density, the frequency and level of service, the distance to the processing facility or landfill and the cost of processing or disposal. Collection fees are paid either by the municipalities from their tax revenue or directly by the residents receiving the services.

  Transfer Stations

        Currently, IESI operates 29 transfer stations, which are located near many of its collection routes and which receive the non-hazardous solid waste that has been collected by its own and third party collection vehicles. IESI typically uses subcontractors to transport the waste from its transfer stations to its own or third party landfills. Transfer station fees are generally based on the cost of processing, transportation and disposal of waste.

        In addition to improving the utilization of collection personnel and equipment, IESI believes that its transfer stations benefit it by concentrating the waste stream from a wider area. This increases the volume of waste at the landfills that IESI operates. IESI's transfer stations also help it build relationships with the municipalities and private operators that deliver waste to the transfer stations, which can lead to additional growth opportunities. IESI believes that, as increased regulations and public pressure restrict the development of landfills in urban and suburban areas, transfer stations will increasingly be used as an efficient means to process and transport waste to landfills and other disposal sites.

  Landfills

        IESI owns or operates 17 landfills, three municipal solid waste landfills in its Northeast Region, 11 municipal solid waste landfills in its South Region, and three C&D landfills in its South Region.

        IESI monitors the available permitted disposal capacity of its landfills on a regular basis and evaluates whether to seek to expand this capacity. In making this evaluation, IESI considers various factors, including the volume of waste disposed of at the landfill, available acreage, the likelihood of obtaining the necessary approvals and permits and the costs associated with these items.

  Recycling

        IESI's recycling services include collection of recyclable materials from residential, commercial and industrial customers, for which it charges collection and processing fees. IESI's recycling operations also process for sale certain recyclable materials, such as paper, plastics and aluminium, which are marketed as commodities and are subject to significant price fluctuations. IESI's recycling operations are either separate full-service recycling facilities or are recycling operations operating along with one of our transfer station operations.

        To mitigate some of its exposure to these price fluctuations, IESI has entered into a long-term agreement with Weyerhaeuser Company to purchase some of IESI's recycled office paper and cardboard. IESI's Seneca Falls, New York landfill has a tire recycling facility that reduces tires into chips which are then used in the construction of drainage blankets for new disposal cells at the landfill.

  Landfill and Environmental Matters

  Site Life

        The following tables reflect the estimated remaining operating lives in years for the landfills owned or operated under contractual agreements by IESI, and are based on remaining and probable expansion capacity and projected annual disposal volume, in years, as of December 31, 2007 and December 31, 2008. The estimated remaining operating lives assume the renewal of required operating permits.

	Year Ended December 31, 2007
	0 to 5	6 to 10	11 to 20	21 to 30	31 to 40	41 to 50	51+	Total
Owned Landfills	—	4	1	—	1	2	5	13
Operated Landfills(1)	—	—	1	—	—	—	3	4

	—	4	2	—	1	2	8	17

	Year Ended December 31, 2008
	0 to 5	6 to 10	11 to 20	21 to 30	31 to 40	41 to 50	51+	Total
Owned Landfills	—	4	—	2	2	—	5	13
Operated Landfills(1)	—	—	1	—	—	—	3	4

	—	4	1	2	2	—	8	17

(1)
The estimated remaining lives for operated landfills are based on the contractual life, not the life of the site.

  Available Tons

        The following tables reflect landfill airspace activity for active landfills owned or operated by IESI for the years ended December 31, 2007 and December 31, 2008.

	Balance as of December 21, 2006	New Expansions Undertaken	Landfills Acquired, Net of Divestitures	Permits Granted	Airspace Consumed	Changes in Engineering Estimates	Balance as of December 31, 2007
Permitted airspace:
U.S. Tons (in thousands)	89,950	0	0	37,773	-5,109	-3,678	118,936
Number of sites	16		0				16
Expansion airspace:
U.S. Tons (in thousands)	66,161	955	0	-37,773		2,776	32,119
Number of sites	9	2	0	-2	—	-1	8

Total available disposal capacity:
U.S. Tons (in thousands)	156,111	955	0	0	-5,109	-902	151,055
Number of sites	16		0				16

	Balance as of December 21, 2007	New Expansions Undertaken	Landfills Acquired, Net of Divestitures	Permits Granted	Airspace Consumed	Changes in Engineering Estimates	Balance as of December 31, 2008
Permitted airspace:
U.S. Tons (in thousands)	118,936	0	0	848	-5,171	9,755	124,368
Number of sites	16		0				16
Expansion airspace:
U.S. Tons (in thousands)	32,119	30,439	0	-848		9,677	71,387
Number of sites	8	1	0	-2		0	7

Total available disposal capacity:
U.S. Tons (in thousands)	151,055	30,439	0	0	-5,171	19,432	195,755
Number of sites	16		0				16

U.S. South

        IESI's South Region operations serve customers in the states of Texas, Louisiana, Oklahoma, Arkansas, Missouri and Mississippi. By capitalizing on its management team's extensive experience in acquiring, integrating and operating non-hazardous solid waste management businesses, particularly in the southern United States, IESI has significantly grown this region over the last thirteen years. IESI has completed over 153 acquisitions in its South Region since 1995.

        IESI's South Region currently serves more than 813,000 residential customers and 66,000 commercial and industrial customers. In this region, IESI operates 44 collection operations, 17 transfer stations, 11 solid waste landfills, three C&D landfills and three recycling facilities. A substantial portion of IESI's operations in this region are fully or partially integrated, which enables IESI to currently internalize approximately 42% of the waste that it handles. IESI has 297 exclusive municipal contracts generating more than one-third of its South Region's revenue.

  Facilities and Services

        IESI seeks to create vertically integrated operations within each market served that include collection, transfer and disposal services. In addition, IESI attempts to internalize into its own landfills as much of the waste that it collects as possible. In collection areas where IESI does not currently operate a municipal solid waste landfill or lacks the municipal solid waste landfill capacity necessary to fully service its transfer stations and collection operations, it has a variety of low cost disposal alternatives, including:

  •
  negotiating competitive rates through long-term contracts with private operators;

  •
  obtaining competitive pricing in markets that have numerous disposal options; or

  •
  utilizing municipal landfills, which generally charge the same disposal rates to all customers.

        IESI also implements strategies to increase the amount of waste it internalizes in order to lower its costs by acquiring or permitting additional landfill capacity.

U.S. Northeast

        IESI's Northeast Region services customers located in the states of New York, New Jersey, Pennsylvania, Maryland, and the District of Columbia and consists of eight collection operations, nine municipal solid waste transfer stations, three C&D transfer stations, three municipal solid waste landfills, five paper recycling facilities, two C&D recycling facilities, one tire recycling facility and a transportation operation. IESI's Northeast Region operations serve more than 27,000 residential customers and 33,000 commercial and industrial customers. IESI has 24 municipal contracts in the Northeast Region, providing a variety of commercial, roll-off and residential collection services and transfer station services consisting of transfer and disposal.

        IESI's Northeast Region collection and transfer station operations primarily serve the New York City and Long Island markets. The New York City market is the largest solid waste market of any city in the United States. One of the three municipal solid waste landfills is IESI's Seneca Falls, New York landfill. The Seneca Falls landfill is the largest landfill in the State of New York, as measured by average daily volume. Under its municipal contracts with New York City, IESI transfers and disposes of up to 1,900 U.S. tons per day of municipal solid waste that New York City collects and deposits at IESI or third party transfer stations. IESI is one of approximately seven companies that New York City has contracted with to service its collected municipal solid waste. See "Risk Factors — Risks Related to Our Business — Customer Concentration". IESI's Northeast Region currently internalizes approximately 33% of the total volume of waste that it handled.

        IESI believes that its network of transfer stations in New York City and Long Island markets would be very hard to duplicate because of the scarcity of land and the difficulty of obtaining permits for transfer stations. IESI has completed over 28 acquisitions in its Northeast Region since 1998.

  Facilities and Services

        In the New York City metropolitan area, IESI has collection operations located in the Bronx, New York, Jersey City, New Jersey, and three collection operations on Long Island. IESI's collection operation also serves customers in Pennsylvania, Baltimore and the District of Columbia.

        Almost all of the municipal solid waste, C&D waste and recyclable paper IESI handles from its collection routes in the New York City metropolitan area is transported through its network of municipal solid waste transfer stations, its C&D transfer stations and its recycling facilities. IESI typically either transports its municipal solid waste from its transfer stations to its landfills in New York and Pennsylvania, which are located within 100 to 400 miles of New York City or to third party incinerators and third party landfills typically under contractual arrangements.

        To the extent possible and at IESI's discretion, IESI seeks to internalize the municipal solid waste received by its transfer stations into its landfills. C&D debris that both IESI's collection operations and third parties deliver to its C&D transfer stations is transferred in transfer trailers to IESI's Seneca Falls, New York landfill or a third party landfill on Long Island, New York.

        Effective November 2008, IESI renewed two non-hazardous solid waste management services contracts with New York City for initial terms of three years, with two one-year renewals, at New York City's option. Under these contracts, IESI transfers and disposes of up to an aggregate of 1,500 U.S. tons per day of municipal solid waste that New York City collects and delivers to two of IESI's Brooklyn transfer stations. In

February 2006, New York City awarded IESI an additional contract for three years with two one-year renewal options. In February 2009, New York City exercised the first of its two one-year renewals. The contract is for the disposal of up to 400 tons a day of municipal solid waste collected in Queens. New York City collects the residential waste and delivers it to a third party transfer station from which the waste is then transported to an IESI landfill. During 2008, New York City delivered average daily volumes of approximately 1,566 U.S. tons of solid municipal waste to IESI pursuant to the three contracts.

        The permitted average daily volume is currently 1,375 U.S. tons for IESI's Bethlehem landfill, 1,700 U.S. tons for IESI's Chambersburg landfill and 6,000 U.S. tons for IESI's Seneca Falls, New York landfill. IESI's Seneca Falls, New York landfill includes a tire recycling facility.

        IESA's Seneca Falls, New York and Bethlehem, Pennsylvania landfills have landfill gas recovery systems that transfer methane gas from the landfill to independently-owned facilities at which the gas is converted into electricity.

Competitive Strengths

  Market Focused and Vertically Integrated Operations

        IESI is a leading waste management services company in 40 markets located in two geographic regions of the United States. IESI operates the largest landfill in the State of New York based on average daily volume and believes it is among the top three commercial waste management providers in the substantial majority of its principal service areas. IESI has been successful in achieving economies of scale by securing collection and hauling contracts from customers located on its existing collection routes. Increased route density allows for greater asset utilization and therefore higher EBITDA margins. A majority of IESI's acquisitions have been "tuck in" acquisitions, which have allowed IESI to develop leading positions in the markets in which it operates. In addition, IESI has acquired transfer stations and landfills, resulting in greater internalization rates and higher EBITDA margins. IESI's integrated network of collection, transfer and disposal assets has allowed IESI to achieve a 38% internalization rate in 2008. In addition, 40% of the waste disposed in IESI's landfills was from its collection and transfer operations, providing IESI with a steady base of volumes to commercially operate its landfills.

  Customer and Geographic Diversification

        IESI's collection base is highly diversified. IESI currently serves more than 840,000 residential customers and approximately 99,000 commercial and industrial customers. No single customer represented more than 2.0% of IESI's revenues in 2008, excluding its municipal contract with New York City, which represented 6.8%.

  Long Term Customer Relationships

        IESI has built a solid base of multi-year municipal contracts that give it the exclusive right to collect municipal solid waste in a particular municipality for a term of three to five years and provide for automatic renewal, subject to termination rights in favour of the customers. IESI believes that it has been able to maintain and extend its exclusive municipal contracts because of its high levels of service and performance.

        During 2008, over one-third of IESI's South Region's revenue was generated from municipal contracts. On November 1, 2008, IESI renewed two non-hazardous solid waste management services contracts with New York City for initial terms of three years, with two one-year renewals, at New York City's option. Under these contracts, IESI transfers and disposes of up to an aggregate of 1,500 U.S. tons per day of municipal solid waste that New York City collects and deposits at its transfer stations in Brooklyn. In February 2006, New York City awarded IESI an additional contract for three years with two one-year renewal options. In February 2009, New York City exercised the first of its two one-year renewal options. The contract is for the disposal of up to 400 tons a day of municipal solid waste collected in Queens. New York City collects the residential waste and delivers it to a third party transfer station from which the waste is then transported to an IESI landfill.

        IESI provides hand collection and containerized services to a wide variety of commercial and industrial customers. Its contracts with commercial and industrial customers typically have terms of three to seven years, have renewal options and may not be terminated by the customer prior to the end of the term without a penalty.

IESI's individual market and customer focus enables it to effectively compete with other waste management companies.

Competition

        IESI operates in a highly competitive industry. Entry into certain segments of IESI's business and the ability to operate profitably in its industry require substantial amounts of capital, regulatory approvals and managerial experience.

        Competition in the non-hazardous solid waste management industry comes from a number of large, national, publicly owned companies, including WMI and Republic Services, Inc., several regional companies, such as Veolia Environmental Services, Waste Connections, Inc. and Casella Waste Systems, Inc., and approximately 27,000 mid-size to small privately owned companies in their respective markets. Some of IESI's competitors have significantly larger operations and significantly greater financial resources than it has. In addition to national and regional firms and numerous local companies, IESI competes in a few markets with those municipalities that maintain waste collection or disposal operations. These municipalities may have financial advantages due to their access to user fees and similar charges, tax revenue and tax-exempt financing, and some control of the disposal of waste collected within their jurisdictions.

        IESI competes for collection accounts primarily on the basis of price and the quality of its services.

        In each market in which IESI operates a landfill, it competes for landfill business on the basis of disposal costs, geographical location and quality of operations. IESI's ability to obtain landfill volume may be limited by the fact that integrated collection companies also operate landfills to which they send their waste.

Employees

        As of December 31, 2008, IESI had approximately 2,700 employees. Approximately 614 or 23%, of IESI's employees are covered by collective bargaining agreements negotiated with six different labour unions. Of IESI's unionized employees, 285 are represented by United Service Workers Union, INJAT, Local 339, under a contract that will expire on August 31, 2009. Another 256 are represented by Waste Material, Recycling and General Industrial Laborers, Local 108, under a contract that expires on February 28, 2010. An additional 28 employees are represented by the Private Sanitation Union Local 813 (affiliated with the International Brotherhood of Teamsters) under a contract that expires on November 30, 2011. Another eight employees are represented by the League of International Federated Employees (Local 890) under a contract that expires on June 30, 2010. Twenty employees are represented by the Teamsters Union Local 682 (affiliated with the International Brotherhood of Teamsters), under a contract that expires on November 30, 2011. Seventeen employees are represented by International Union of Operating Engineers, Local 216, under a contract that expired on January 24, 2009. IESI has never experienced a strike or labour stoppage and management believes that IESI's relationships with its employees are generally good.

Properties

        As of December 31, 2008, IESI operated 52 collection operations, 29 transfer stations, 17 landfills, 11 recycling facilities and one transportation operation in its two regions. IESI leases various offices and facilities, including its principal executive offices in Fort Worth, Texas and its regional executive offices in Lyndhurst, New Jersey.

        IESI owns more than 1,305 waste collection vehicles and 387 support vehicles. The average age for routed collection vehicles is approximately five to six years. IESI also owns various other equipment, including, carts, containers, commercial compactors and 327 pieces of heavy equipment used at IESI's landfills, transfer stations, and recycling facilities. IESI believes that its existing facilities and equipment are adequate for its current operations.

 RISK FACTORS

        Our business, and an investment in our securities, is subject to certain risks, including those described below and those under the headings "Risks and Uncertainties" and "Outlook" in management's discussion and analysis of the financial condition and results of operations of the Corporation as at and for the year ended December 31, 2008. If any of the events or developments discussed in these risks actually occur, our business, financial condition or results of operations or the value of our securities could be adversely affected. Additional risks and uncertainties not currently known to us, or that are currently considered immaterial, may also materially and adversely affect our business, financial condition and results of operations.

Risks Related to Our Business

  Landfill Operating Permits

        The BFI Canada Group may not be able to obtain, renew or continue to maintain certain permits, licenses and approvals it will require to operate its business.

        The growth strategy of the BFI Canada Group calls for expanding the total capacity and increasing the volume limits of a number of its facilities. Permits, licenses and approvals to operate or expand non-hazardous solid waste landfills and transfer stations have become increasingly difficult, time consuming and expensive to obtain. Obtaining permits often takes years as a result of numerous hearings and the time needed to comply with land use, environmental and other regulatory requirements. Granting of these permits is also often subject to resistance from citizen groups or other entities. The ability of the BFI Canada Group to continue to sustain its vertical integration strategy will depend on its ability to maintain its existing operations, establish new landfills and transfer stations, expand its landfills and transfer stations, and increase applicable daily or periodic tonnage allowances. Failure to obtain the required permits to establish new landfills and transfer stations or expand the permitted capacity of its existing landfills and transfer stations could hinder vertical integration and impair its business strategy.

        Even when granted, permits to expand are often not approved until the remaining permitted disposal capacity of a landfill is very low. If such permits are delayed or the BFI Canada Group fails to obtain such permits, the BFI Canada Group may have to dispose of collected waste at landfills operated by its competitors or haul the waste long distances at a higher cost to another of its landfills and it may incur closure costs sooner, or accrue them at a higher rate, or suffer asset impairments. Failure or excessive delays in obtaining permits could therefore significantly increase BFI Canada Group's waste disposal expenses and have a material adverse effect on its business, financial condition, results of operation and ability to comply with covenants in available credit facilities and thereby impair its access to capital.

        In addition, the BFI Canada Group has material financial obligations to pay closure and post-closure costs in respect of its landfills. The BFI Canada Group has estimated these costs and made provisions for them, but these costs could exceed current provisions as a result of, among other things, any federal, provincial, state or local government regulatory action including unanticipated closure and post-closure obligations. The requirement to pay increased closure and post-closure costs could substantially increase expenses for the BFI Canada Group and cause its net income to decline. For more information on the Corporation's landfill closure and post-closure costs, please refer to the management's discussion and analysis of the financial condition and results of operations of the Corporation for the year ended December 31, 2008.

        In Québec, two major approvals are required before landfill capacity can be used. The first approval is a decree issued by the Executive Council ("Cabinet") of the Government of Québec. A decree results from satisfactory consideration and review of the proponents' application by the Minister of Sustainable Development, Environment and Parks. The decree approves the landfill design and overall capacity in principle, and sets forth certain overriding conditions of approval. The decree is binding on the Minister of Sustainable Development, Environment and Parks when the Minister issues the other approvals, such as the second major approval, a certificate of authorization. A certificate of authorization is required to develop and operate a landfill and is issued on behalf of the Minister at the regional level pursuant to a further application filed by the operator once the decree is issued. The certificate of authorization typically includes a more detailed set of conditions than those included in the decree. In the case of both the decree and the certificate of authorization, the use of the overall capacity may be approved in steps. Recent decrees have provided for approval of five year partial capacity at a time.

        In February 2004, BFI Usine received Decree 89-2004 from the Government of Québec to expand the Lachenaie landfill site. The decree approved, subject to several conditions, an expansion design that was capable of receiving a total projected capacity of 33 million cubic meters. The decree, and the subsequently issued certificate of authorization, approved a maximum fillable capacity of 6.5 million cubic meters, to be used at a maximum rate of 1.3 million tonnes per year. Public hearings relating to the Lachenaie landfill were held by the Bureau d'audiences publiques sur l'environnement ("BAPE") in the first quarter of 2008. In April 2008, BFI Usine received Decree 375-2008 from the Government of Québec which allows a 1.6 million cubic meter (approximately one year) expansion of the Lachenaie landfill. This decree provided the Government of Québec time to analyse the BAPE report and complete the application for the remaining lifespan of the landfill. The BAPE's report on the public hearings was submitted in May 2008.

        Based on the non-hazardous solid waste received since the issuance of Decree 375-2008 and the certificate of authorization, approximately 6 months of capacity remains available under the terms of the decrees. The BFI Canada Group has applied for and expects to receive a new decree with respect to the Lachenaie landfill as it has on numerous previous occasions. The granting of such approvals is entirely within the discretion of the Government of Québec, and there can be no assurance that the relevant approvals will be granted or, if granted, that they will be on the terms applied for by BFI Usine. In making its decision, the BFI Canada Group expects that the Government of Québec will consider the Metropolitan Waste Management Plan for the Communauté Métropolitaine de Montréal, which assumes the continuance of BFI Usine operations in Lachenaie.

        The landfill in Calgary, Alberta received a development permit allowing it to operate until December 31, 2010. There are no future lateral or vertical expansion possibilities available for this site. If the development permit is extended, the operating life of the landfill will be until approximately 2013. There can be no assurance that BFI Canada Inc. will receive this extension.

        BFI Canada Inc. plans to locate and develop a new landfill site in order to continue to service the Calgary market. However, there can be no assurance that BFI Canada Inc. will be able to locate and develop a new site or obtain the necessary permits in connection therewith.

        Although management does not believe that any of the foregoing risks are likely to develop into material issues, there can be no assurance that this will be the case, including with respect to any permit modifications, or that such developments will not have a material adverse effect on the business, financial condition, operating results and cash flows of the BFI Canada Group.

  Leverage, Restrictive Covenants and Capital Requirements

        The ability of the BFI Canada Group to pay dividends or make other payments or advances will be subject to applicable laws and contractual restrictions contained in the instruments governing the indebtedness of those entities (including the existing credit facilities). The degree to which the BFI Canada Group is leveraged could have important consequences to shareholders including: the ability of the Corporation to obtain additional financing for working capital, capital expenditures or acquisitions in the future may be limited; a significant portion of the Corporation's cash flow from operations may be dedicated to the payment of the principal of and interest on its indebtedness, thereby reducing funds available for future operations; certain of the Corporation's borrowings will be subject to variable rates of interest, which will expose the Corporation to the risk of increased interest rates; and the Corporation may be more vulnerable to economic downturns and be limited in its ability to withstand competitor pressures.

        If the Corporation undertakes acquisitions or expands its operations, its capital expenditures, including closure, post-closure and remediation expenditures, may increase. The increase in expenditures may reduce working capital and require financing for working capital deficits. In addition, if the Corporation is required to close a landfill sooner than it currently anticipates, or if it reduces its estimate of a landfill's remaining available volume, it may be required to incur such costs earlier or accrue liabilities for them at a higher rate.

        The cash needs of the Corporation will increase if the expenditures for closure and post-closure monitoring increase above its current reserves taken for these costs. Expenditures for these costs may increase if any federal, provincial, state or local government regulatory action is taken to accelerate or otherwise increase such expenditures. These factors, together with those discussed above, could substantially increase its use of operating cash flows and therefore impair its ability to invest in its existing or new facilities.

        The Corporation may need to refinance its available credit facilities or other debt and there can be no assurance that it will be able to do so or be able to do so on terms as favourable as those presently in place. If the Corporation is unable to refinance these credit facilities or other debt, or is only able to refinance these credit facilities or other debt on less favourable and/or more restrictive terms, this may have a material adverse effect on the financial position of the Corporation, which may result in changes to the Corporation's dividend policy, including a reduction of the amount of dividends or their suspension. In addition, the terms of any new credit facility or debt may be less favourable or more restrictive than the terms of the existing credit facilities or other debt, which may indirectly limit or negatively impact the ability of the Corporation to pay dividends.

  Downturns in the Worldwide Economy

        Weakness in the worldwide economy could have a negative effect on the Corporation's operating results, including decreases in the volume of C&D debris, declines in the volume of waste handled in our landfills and declines in recycled commodity prices. In an economic slowdown, we may also experience the negative effects of increased competitive pricing pressure, customer turnover, reductions in commercial, industrial and residential waste collection requirements and deterioration in trade receivables collected. Worsening economic conditions or a prolonged or recurring recession could adversely effect operating results.

  Acquisition Strategy

        The BFI Canada Group's growth strategy is based, in part, on its ability to acquire other non-hazardous solid waste management businesses, particularly transfer stations and landfill operations. The success of this acquisition strategy will depend, in part, on its ability to:

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  identify suitable businesses to buy;

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  negotiate the purchase of those businesses on terms acceptable to it;

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  complete the acquisitions within its expected time frame;

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  improve the results of operations of the businesses that it buys and successfully integrate their operations into its own; and

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  respond to any concerns expressed by regulators, including anti-trust or competition law concerns.

        The BFI Canada Group may fail to properly complete any or all of these steps. The BFI Canada Group may not be able to find appropriate acquisition candidates, acquire those candidates that it finds, obtain necessary permits or integrate acquired businesses effectively or profitably, and it may experience other impediments to its acquisition strategy.

        Many of the BFI Canada Group's competitors are also seeking to acquire collection operations, transfer stations and landfills, including competitors that have greater financial resources than the BFI Canada Group. Increased competition may reduce the number of acquisition targets available to the BFI Canada Group and may lead to unfavourable terms as part of any acquisition, including high purchase prices. If acquisition candidates are unavailable or too costly, the BFI Canada Group may need to change its business strategy.

        The BFI Canada Group's integration plan for acquisitions will contemplate certain cost savings, including the elimination of duplicative personnel and facilities. Unforeseen factors may offset the estimated cost savings or other components of its integration plan in whole or in part and, as a result, it may not realize any cost savings or other benefits from future acquisitions. Further, any difficulties the BFI Canada Group encounters in the integration process could interfere with its operations and reduce its operating margins. Even if the BFI Canada Group is able to make acquisitions on advantageous terms and is able to integrate them successfully into its operations and organization, some acquisitions may not fulfill its strategy in a given market due to factors that it cannot control, such as market position or customer base. As a result, operating margins could be less than the BFI Canada Group originally anticipated when it made those acquisitions. It then may change its strategy with respect to that market or those businesses and decide to sell the operations at a loss, or keep those operations and recognize an impairment of goodwill, capital or intangible assets/landfill assets.

        The BFI Canada Group also cannot be certain that it will have enough capital or be able to raise enough capital by issuing equity or debt securities or through other financing methods on reasonable terms, if at all, to complete the purchases of the businesses that it wants to buy. Acquisitions may increase its capital requirements, and thereby exacerbate the risks mentioned under "Risk Factors".

        The BFI Canada Group's failure to implement its acquisition strategy could have an adverse effect on other aspects of its business strategy and its business in general. For example, the BFI Canada Group's ability to continue to successfully implement its vertical integration strategy will depend on its ability to identify and acquire or develop additional suitable landfills, collection operations and transfer stations and obtain necessary permits.

        The BFI Canada Group's acquisitions will also involve the potential risk that it will fail to assess accurately all of the pre-existing liabilities of the operations acquired, including liabilities of the type described under "Risk Factors".

        The BFI Canada Group's increased size means that government regulators, such as competition law or anti-trust regulators in Canada or the United States, may examine its acquisitions more closely. These regulators may object to certain purchases or place conditions on them that would limit their benefit to the BFI Canada Group.

  Growth

        The BFI Canada Group may not be able to successfully manage its growth. The BFI Canada Group's growth strategy will place significant demands on its financial, operational and management resources. In order to continue its growth, it will need to add administrative, management and other personnel, and make additional investments in operations and systems. The BFI Canada Group may not be able to find and train qualified personnel, or do so on a timely basis, expand its operations and systems or expand and/or replace landfill capacity to the extent, and in the time, required.

  Loss of Contracts

        The BFI Canada Group may lose contracts, including contracts with municipalities, through competitive bidding or early termination, which would cause its revenue and profitability to decline. If the BFI Canada Group loses contracts through competitive bidding, early termination or other competitive pressures, or if counterparties seek to renegotiate existing contracts, it may not be able to replace the lost contract revenue, which will result in a decrease in its revenue. Whether the BFI Canada Group is the successful bidder for any particular contract is subject to significant uncertainty.

  Reliance on Third Party Disposal Customers

        The loss of third party disposal customers could reduce the revenues and profitability of the BFI Canada Group. Approximately 58% of the total tonnage received by the landfills owned by BFI Canada, and 60% of the total tonnage received by IESI's landfills, is derived from disposal of waste received from third party disposal customers and the balance of the tonnage is collected by BFI Canada Holdings and IESI. Accordingly, the BFI Canada Group will be dependent upon maintaining a certain level of third party disposal customers at its landfills in order to be able to continue to operate its landfills at profitable levels. Operating and maintaining a landfill is capital intensive and generally requires performance bonds and letters of credit to secure performance and financial obligations. As a result, a steady volume of waste is required over the operating life of the landfill in order to maintain profitable operations.

        There can be no assurance that the BFI Canada Group will maintain its relationships or continue to provide services to any particular disposal customer at current levels. There can be no assurance that third party customers will continue to utilize these sites and pay acceptable gate rates that generate acceptable EBITDA margins for the BFI Canada Group. Decreases could occur if new landfills open, if disposal customers of the BFI Canada Group fail to renew their contracts, if the volume of waste disposed of by customers decreases or if the BFI Canada Group is unable to increase the gate rates charged to correspond with increasing costs of operations. In addition, new contracts for disposal services entered into by the BFI Canada Group may not have terms similar to those contained in current arrangements with customers, in which case revenues and profitability would decline.

        A decrease in the amount of waste disposed of at any of the BFI Canada Group's landfills or a decrease in the prices charged by the BFI Canada Group for disposal at its landfills could have a material adverse effect on the business, financial condition and results of operations.

  Geographic Concentration

        The BFI Canada Group's Canadian operations are concentrated in 20 markets in the provinces of British Columbia, Alberta, Manitoba, Ontario and Québec and are susceptible to those markets' local economies, regulations and seasonal fluctuations.

        Our U.S. operations are geographically concentrated in the northeastern and southern United States and susceptible to those regions' local economies, regulations and seasonal fluctuations.

        IESI operates in the following ten states: Texas, Arkansas, Missouri, Oklahoma, Louisiana, Mississippi, New York, New Jersey, Pennsylvania and Maryland, as well as the District of Columbia. Management estimates that IESI derived more than 35.3% of its revenue during 2007 and 31.8% of its revenue for 2008 from services provided in Texas, and more than 36.2% of its revenue during 2007 and 41.0% of its revenue for 2008 from services provided in New York. The Winters Bros. acquisition in New York increased the percentage of IESI revenues earned in 2008 in New York State. Accordingly, economic downturns in Texas or New York and other factors affecting such states, such as state regulations affecting the non-hazardous solid waste management industry or severe weather conditions could have a materially adverse affect on the business, financial condition and results of operations of the BFI Canada Group. In addition, the costs and time involved in obtaining permits for, and the scarcity of, available landfills in the northeastern United States could make it difficult for the BFI Canada Group to expand vertically in its Northeast Region.

        IESI provides significant C&D debris services in its South Region. The C&D debris market is more cyclical than the municipal solid waste market because it is based on the volume of construction projects. If IESI's South Region suffers a recession or other economic downturn, IESI would likely experience reduced revenue from its C&D operations in that region.

  Customer Concentration

        IESI attributed 8.9% of its revenue in 2007 and 6.8% of its revenue for 2008 to its contracts with New York City. On November 1, 2008, two of these contracts were renewed by New York City for three years, plus two one-year renewal options, at the City's option.

        IESI's contracts with New York City could be terminated by New York City upon ten days' notice. If these contracts are terminated, or not renewed, IESI may not be able to replace the resulting lost revenue. The loss of New York City as a customer could have a material adverse effect on the business, financial condition and results of operations of the BFI Canada Group.

        In addition, during 2002, New York City announced changes to its solid waste management plan that would include reducing or eliminating the City's reliance on private transfer stations, such as the ones IESI operates in New York City. While the plan is preliminary and has undergone substantial revision, New York City continues to pursue major changes in its system for transferring and disposing of residential waste. Since the announcement in 2002, New York City has requested proposals for alternative methods of handling residential waste. IESI has and will continue to make proposals as requested by the City until the City decides on the final plan and contractor(s). If New York City implements changes to this system, it is possible that IESI's existing contracts with the City would be modified or not renewed.

  Weather

        Seasonality and weather may temporarily affect the BFI Canada Group's revenues and expenses. The BFI Canada Group generally experiences lower C&D debris volumes during the winter months when the construction industry is less active. Frequent and/or heavy snow and ice storms can affect revenues, primarily from transfer station and landfill operations, which are volume based, and the productivity of collection operations. Higher than normal rainfall and more frequent rain storms over a 30 to 90 day period can put additional stress on the construction industry, increased disposal expenses and lowering the volumes of waste handled in our landfills.

  Labour Unions

        Efforts by labour unions to organize employees of the BFI Canada Group could divert management attention and increase operating expenses. Management cannot predict which, if any, groups of employees may seek union representation in the future or the outcome of any collective bargaining.

        As of December 31, 2008, approximately 614, or 23%, of IESI's employees were covered by collective bargaining agreements negotiated with six separate labour unions. Of IESI's unionized employees, 285 are represented by United Service Workers Union, INJAT, Local 339, under a contract that will expire on August 31, 2009, and another 256 are represented by Waste Material, Recycling and General Industrial Laborers, Local 108, under a contract that expires on February 28, 2010. IESI is party to collective bargaining agreements with three other labour unions, expiring in 2010 and 2011. BFI Canada has 13 collective bargaining agreements which have terms ranging from three to five years, representing approximately 533, or 42%, of BFI Canada's employees. The collective bargaining agreements expire from 2009 to 2011.

        The negotiation or renegotiation of these agreements could divert management attention and the terms of any agreements could have an adverse effect on the BFI Canada Group. If the BFI Canada Group is unable to negotiate acceptable collective bargaining agreements, it may have to wait through "cooling off" periods, which are often followed by union initiated work stoppages, including strikes.

  Fuel Costs

        Fluctuations in fuel costs affect the BFI Canada Group's operating expenses and results. The price and supply of fuel is unpredictable and fluctuates based on events outside of the BFI Canada Group's control, including geopolitical developments, supply and demand for oil and gas, actions by the Organization of the Petroleum Exporting Countries and other oil and gas producers, war and unrest in oil producing countries, regional production patterns and environmental concerns. The BFI Canada Group will need a significant amount of fuel to operate its collection and transfer trucks, and any price escalations or reductions in the supply will increase its operating expenses and could have a negative impact on its consolidated financial condition, results of operations and cash flows. The BFI Canada Group will from time to time, in accordance with the terms of most of its customer contracts, attempt to offset increased fuel costs through the implementation of fuel surcharges. However, it may not always be able to pass through all of the increased fuel costs due to the terms of certain customers' contracts and market conditions.

  Key Executives

        The BFI Canada Group depends heavily on the members of its management team and their departure could cause its operating results to suffer. The future success of the BFI Canada Group, will depend on, among other things, its ability to keep the services of these executives and to hire other highly qualified employees at all levels. The BFI Canada Group will compete with other potential employers for employees, and it may not be successful in hiring and keeping the services of executives and other employees that it needs. The loss of the services of, or the inability to hire, executives or key employees by the BFI Canada Group could hinder its business operations and growth.

  Localized Decision Making

        The BFI Canada Group depends heavily on the members of its management team and their departure could cause its operating results to suffer. The future success of the BFI Canada Group will depend on, among other things, its ability to keep the services of these executives and to hire other highly qualified employees at all levels. The BFI Canada Group will compete with other potential employers for employees, and it may not be successful in hiring and keeping the services of executives and other employees that it needs. The loss of the services of, or the inability to hire, executives or key employees by the BFI Canada Group could hinder its business operations and growth.

  Surety Bonds, Letters of Credit and Insurance

        If the BFI Canada Group is unable to obtain performance or surety bonds, letters of credit or insurance, it may not be able to enter into additional solid waste or other collection contracts or retain necessary landfill operating permits. Collection contracts, other municipal contracts and landfill closure and post-closure obligations may require performance or surety bonds, letters of credit or other financial assurance to secure contractual performance or comply with provincial, state or local laws or environmental regulations. BFI Canada and IESI, as applicable, have typically satisfied these requirements by posting bonds. In addition, as of December 31, 2008, they had $54.8 million, and US$156.7 million, respectively, of such bonds in place. Alternatively, the BFI Canada Group may use letters of credit. Closure bonds may become more difficult or costly to obtain in the future. If the BFI Canada Group were to draw fully upon available credit facilities or were unable to obtain performance or surety bonds or additional letters of credit in sufficient amounts or at acceptable rates, it could be precluded from entering into additional collection contracts or obtaining or retaining landfill operating permits. Any future difficulty in obtaining insurance also could impair the ability of the BFI Canada Group to secure future contracts that are conditional upon the contractor having adequate insurance coverage. Accordingly, the failure of the BFI Canada Group to obtain performance or surety bonds, letters of credit or other financial assurances or to maintain adequate insurance coverage could limit operations or violate state or local requirements and have a materially adverse effect on the business, financial condition and results of operations.

  Uninsured and Underinsured Losses

        The BFI Canada Group seeks to obtain and maintain, at all times, insurance coverage in respect of potential liabilities of the BFI Canada Group and the accidental loss of value of the assets of the BFI Canada Group from risks, in those amounts, with those insurers, and on those terms considered appropriate, taking into account all relevant factors including the practices of owners of similar assets and operations. However, not all risks are covered by insurance, and no assurance can be given that insurance will be available consistently or on an economically feasible basis or that the amounts of insurance will at all times be sufficient to cover each and every loss or claim that may occur involving the assets or operations of the BFI Canada Group.

  Legislation and Governmental Regulation

        The BFI Canada Group is subject to extensive legislation and governmental regulation that may restrict its operations or increase its costs of operations.

        The BFI Canada Group's equipment, facilities and operations are subject to extensive and changing federal, provincial, state and local laws and regulations relating to environmental protection, health, safety, training, land use, transportation and related matters. These include, among others, laws and regulations governing the use, treatment, transportation, storage and disposal of solid and hazardous wastes and materials, air quality, water quality, permissible or mandatory methods of processing waste and the remediation of contamination associated with the release of hazardous substances. In addition, federal, provincial, state and local governments may change the rights they grant to, and the restrictions they impose on, non-hazardous solid waste management companies, and those changes could restrict the operations and growth of the BFI Canada Group.

        The BFI Canada Group's compliance with regulatory requirements is costly. The BFI Canada Group may be required to enhance, supplement or replace its equipment and facilities and to modify landfill operations and, if it is unable to comply with applicable regulatory requirements, it could be required to close landfills. The BFI Canada Group may not be able to offset the cost of complying with these requirements. In addition, environmental regulatory changes or an inability to obtain extensions to the life of a landfill could accelerate or increase accruals or expenditures for closure, final closure and post-closure monitoring and obligate the BFI Canada Group to spend sums in addition to those presently accrued for such purposes.

        Extensive regulations govern the design, operation and closure of landfills. For example, in October 1991, the U.S. Environmental Protection Agency ("EPA") established minimum federal requirements for solid waste landfills under Subtitle D of The Federal Resource Conservation and Recovery Act of 1976, as amended. If IESI fails to comply with the Subtitle D regulations, it could be required to undertake investigatory or remedial activities, curtail operations or close a landfill temporarily or permanently, or be subject to monetary penalties.

Moreover, if regulatory agencies fail to enforce the Subtitle D regulations vigorously or consistently, competitors whose facilities do not comply with the Subtitle D regulations or their state counterparts may obtain an advantage over IESI. The financial obligations of the BFI Canada Group arising from any failure to comply with the Subtitle D regulations could harm its business and earnings.

        Certain of the BFI Canada Group's waste disposal operations traverse state, provincial, county and the Canada/U.S. national boundaries. In the future, the BFI Canada Group's collection, transfer and landfill operations may be affected by proposed U.S. federal legislation governing interstate shipments of waste. Such proposed federal legislation could prohibit or limit the disposal of out-of-state waste (including waste from Canada) and may require states, under certain circumstances, to reduce the amount of waste exported to other states. If this or similar legislation is enacted in states in which IESI operates, it could have material adverse results, including for the IESI landfills that receive a significant portion of waste originating from out-of-state, and IESI's operations could be negatively affected. In addition, management believes that several states have proposed or have considered adopting legislation that would regulate the interstate transportation and disposal of waste in the states' landfills.

        Collection, transfer and landfill operations for IESI may also be affected by "flow control" legislation. Some states and local governments may enact laws or ordinances directing waste generated within their jurisdiction to a specific facility for disposal or processing. If this or similar legislation is enacted, state or local governments could limit or prohibit disposal or processing of waste in transfer stations or landfills or in third party landfills used by IESI.

        In 1996, the New York City Council enacted Local Law 42, which prohibits the collection, disposal or transfer of commercial and industrial waste without a license issued by the New York City Business Integrity Commission, formerly known as the Trade Waste Commission (the "Business Integrity Commission"), and requires Business Integrity Commission approval of all acquisitions or other business combinations in New York City proposed by all licensees. The need for review by the Business Integrity Commission could delay IESI's consummation of acquisitions in New York City, which could limit its ability to expand its business there.

        From time to time, provincial, state or local authorities consider and sometimes enact laws or regulations imposing fees or other charges on waste disposed of at landfills. If any significant fees are imposed in jurisdictions in which the BFI Canada Group operates and it is not able to pass the fees through to its customers, its operations and profitability could be negatively affected.

        The BFI Canada Group and its senior representatives, managers and other employees must comply with the requirements of federal, provincial and state legislation related to worker health and safety. These requirements can be onerous and include, in Canada, a requirement that any person that directs (or has the authority to direct) how another person does work or performs a task must take reasonable steps to prevent bodily harm to any person arising from that work or task. Failure to comply with these requirements may result in criminal or quasi criminal proceedings and related penalties.

        The operational and financial effects discussed above associated with compliance with the laws and regulations and changes thereto to which the BFI Canada Group will be subject could require it to make material expenditures or otherwise materially adversely affect the way it operates its business, as well as have a material adverse effect on the business, financial condition and results of operations.

  Environmental Regulation and Litigation

        The BFI Canada Group may be subject to legal action relating to compliance with environmental laws, and to civil claims from parties alleging some harm as a consequence of migrating contamination, odours, and other releases to the environment or other environmental matters (including the acts or omissions of its predecessors) for which the business may be responsible. It may also be subject to court challenges of its operating permits, as in the Lachenaie case noted above under "Risk Factors — Risks Related to Our Business — Landfill Operating Permits".

        Non-hazardous solid waste management companies are often subject to close scrutiny by federal, provincial, state and local regulators, as well as private citizens, and may be subject to judicial and administrative proceedings, including proceedings relating to their compliance with environmental and local land use laws.

        In general, environmental laws authorize federal, provincial, state or local environmental regulatory agencies and attorneys general (and in some cases, private citizens) to bring administrative or judicial actions for violations of environmental laws or to revoke or deny the renewal of a permit. Potential penalties for such violations may include, among other things, civil and criminal monetary penalties, imprisonment, permit suspension or revocation, and injunctive relief. These agencies and attorneys general may also attempt to revoke or deny renewal of BFI Canada Group's permits, franchises or licenses for violations or alleged violations of environmental laws or regulations. Under certain circumstances, citizens are also authorized to file lawsuits to compel compliance with environmental laws, regulations or permits under which the BFI Canada Group will operate and to impose monetary penalties. Surrounding landowners or community groups may also assert claims alleging environmental damage, personal injury or property damage in connection with BFI Canada Group's operations.

        From time to time, the BFI Canada Group has received, and may in the ordinary course of business in the future receive, citations or notices from governmental authorities alleging that its operations are not in compliance with its permits or certain applicable environmental or land use laws or regulations. The BFI Canada Group will generally seek to work with the relevant authorities and citizens and citizen groups to resolve the issues raised by these citations or notices. However, the BFI Canada Group may not always be successful in resolving these types of issues without resorting to litigation or other formal proceedings. Any adverse outcome in these proceedings, whether formal or informal, could result in negative publicity, reduce the demand for the BFI Canada Group's services and negatively impact its revenue. A significant judgment against the BFI Canada Group, the loss of a significant permit or license or the imposition of a significant fine could also have a material adverse effect on its financial condition and results of operations.

        IESI's future compliance with landfill gas management requirements under the Clean Air Act of 1970, as amended, may require installation of costly equipment, as well as operation and maintenance costs.

  Environmental Contamination

        The BFI Canada Group may have liability for environmental contamination associated with its own current and former facilities as well as third party facilities. The BFI Canada Group may also be susceptible to negative publicity if it is identified as the source of potential environmental contamination.

        The BFI Canada Group could be liable to federal, provincial or state governments or other parties if hazardous (or other regulated or potentially harmful) substances contaminate or have contaminated its properties, including soil or water under its properties, or if such substances from its properties contaminate or have contaminated the properties of others. The BFI Canada Group could be liable for this type of contamination even if the contamination did not result from its activities or occurred before the BFI Canada Group owned or operated the properties. BFI Canada Group also could be liable for such contamination at properties to which it transported such substances or arranged to have hazardous substances transported, treated or disposed. Certain environmental laws such as the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), and similar federal, provincial and state laws, impose joint and several and strict liability in connection with environmental contamination, which means that the BFI Canada Group could have to pay all recoverable damages, even if the BFI Canada Group did not cause or permit the event, circumstance or condition giving rise to the damages. Moreover, many substances are defined as "hazardous" under CERCLA and their presence, even in minute amounts, can result in substantial liability. While the BFI Canada Group may seek contribution for these expenses from others, it may not be able to identify who the other responsible parties are and it may not be able to compel them to contribute to these expenses or they may be insolvent or unable to afford to contribute. If the BFI Canada Group incurs liability under CERCLA or similar federal, provincial or state laws and if it cannot identify other parties whom it can compel to contribute to its expenses and who are financially able to do so, it could have a material adverse effect on our financial condition and results of operations.

        In addition, the BFI Canada Group has previously acquired, and may in the future acquire, businesses that may have handled and stored, or will handle and store, hazardous substances, including petroleum products, at their facilities. These businesses may have released substances into the soil or groundwater. They also may have transported or disposed of substances or arranged to have transported, disposed of or treated substances to or at other properties where substances were released into soil or groundwater. Depending on the nature of the BFI Canada Group's acquisition of these businesses and other factors, the BFI Canada Group could be liable for the cost of cleaning up any contamination, and other damages, for which the acquired businesses are liable. Any indemnities or warranties the BFI Canada Group obtained or obtains in connection with the purchases of these businesses may not suffice to cover these liabilities, due to limited scope, amount or duration, the financial limitations of the party who gave or gives the indemnity or warranty or other reasons. Moreover, available insurance does not cover liabilities associated with some environmental issues that may have existed prior to attachment of coverage.

        The BFI Canada Group could be subject to legal actions brought by governmental or private parties in connection with environmental contamination or discharges. Any substantial liabilities associated with environmental contamination, whether to federal, provincial or state environmental authorities or other parties, could have a material adverse effect on the BFI Canada Group's financial condition and results of operations.

        The 26-acre currently inactive Tantalo landfill, which is located on the Seneca Falls, New York property, has been identified by the State of New York as an "Inactive Hazardous Waste Disposal Site". In September 2003, the DEC issued a consent order which requires Seneca Meadows, Inc. to develop a hazardous waste disposal site remedial program for the landfill. Because the remediation effort is ongoing, the total cost of the remediation is subject to change. In October 2003, IESI purchased a 10 year "Clean-up Cost Cap Insurance Policy" which provides an additional US$25 million of coverage (with a 10% co-pay) in excess of a self-insured retention for the estimated remediation costs. As of December 31, 2008, the total Tantalo landfill remediation costs to date had not exceeded the self-insured retention.

        If the total cost of expected compliance costs or any remediation substantially exceeds the BFI Canada Group's applicable reserves and insurance coverage, it could have a material adverse effect on the business, financial condition and results of operations of the BFI Canada Group.

  Competition

        Competition could reduce profitability or limit the growth potential of the BFI Canada Group.

        The North American non-hazardous solid waste management industry is very competitive, and management expects that increased consolidation in the industry will increase competitive pressures. Competition may require the BFI Canada Group to discount its prices, which could reduce its revenue and have a material adverse effect on its business, financial condition and results of operations.

        The BFI Canada Group will face competition from several larger and better capitalized competitors and a large number of local and regional competitors. Some of the competitors of the BFI Canada Group will have significantly larger operations, significantly greater financial resources and greater name recognition or be able or willing to provide or bid their services at a lower price. Because companies can enter the collection segment of the non-hazardous solid waste management industry with very little capital or technical expertise, there are a large number of regional and local collection companies in the industry. The BFI Canada Group will face competition from these businesses in the markets and regions it currently serves. Similar competition may exist in each location into which the BFI Canada Group tries to expand in the future. In addition to national and regional firms and numerous local companies, the BFI Canada Group will compete in certain markets with those municipalities that maintain waste collection or disposal operations. These municipalities may have financial advantages due to their access to user fees and similar charges, tax revenue and tax exempt financing, and some control of the disposal of waste collected within their jurisdictions.

        In each market in which the BFI Canada Group operates a landfill, it will compete for solid waste business on the basis of disposal or "tipping" fees, geographical location and quality of operations. The ability of the BFI Canada Group to obtain solid waste business for its landfills may be limited by the fact that some major collection companies also operate landfills to which they send their waste. In markets in which the BFI Canada Group does not operate a landfill, its collection operations may operate at a disadvantage to fully integrated competitors.

        The competitors of the BFI Canada Group could also take actions that would hurt its growth strategy, including the support of regulations that could delay or prevent it from obtaining or maintaining permits. They may also give financial support to citizen groups that oppose BFI Canada Group's plans to locate, add or expand a disposal or transfer facility at a particular location.

        An increase in competition could have an adverse effect on the business, financial condition and results of operations of the BFI Canada Group.

  Provincial, State and Local Landfill Alternatives

        Provincial, state and local requirements to reduce landfill disposal by encouraging various alternatives may adversely affect the BFI Canada Group's ability to operate its landfills at full capacity.

        Provinces, states and municipalities increasingly have supported the following alternatives to or restrictions on current landfill disposal:

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  reducing waste at the source, including recycling and composting;

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  incinerating;

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  prohibiting disposal of certain types of waste at landfills; and

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  limiting landfill capacity.

        Many provinces and states have enacted, or are currently considering or have considered enacting, laws regarding waste disposal, including:

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  requiring counties, regions and cities and municipalities under their jurisdiction to use waste planning, composting, recycling or other programs to reduce the amount of waste deposited in landfills; and

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  prohibiting the disposal of yard waste, tires and other items in landfills.

        These trends may reduce the volume of waste disposed of in landfills in certain areas, which could lead to the BFI Canada Group's landfills operating at a reduced capacity or force it to charge lower prices for landfill disposal services.

  Control of the BFI Canada Group

        Pursuant to the Amended and Restated Securityholders' Agreement, the Retained Interest Holders are entitled to designate one of the seven members of the Board of Directors so long as the Retained Interest Holders own at least 10% of the outstanding Shares (calculated on a fully diluted basis), including Shares that may be acquired upon exercise of the IESI Exchange Rights associated with the Participating Preferred Shares. The Retained Interest Holders will no longer be entitled to designate members of the Board of Directors if their direct or indirect ownership of Voting Shares (calculated in accordance with the foregoing sentence) falls below 10%. See "The Corporation — Amended and Restated Securityholders' Agreement" for a description of the Retained Interest Holders' board representation rights. As a result of their board representation rights, the Retained Interest Holders may be able to influence the outcome of matters submitted to the Board of Directors for approval. The interests of the Retained Interest Holders and their affiliates may conflict with those of other Shareholders.

  Foreign Exchange Exposure

        In the year ending December 31, 2008, approximately 65% of the BFI Canada Group's revenues were denominated in U.S. dollars. Significant movements in the Canada/US dollar exchange rate will have an impact on the Corporation's Consolidated Balance Sheet and Income Statement.

  Accounting Estimates

        The BFI Canada Group will be required to make accounting estimates and judgments in the ordinary course of business. Such accounting estimates and judgments will affect the reported amounts of its assets and liabilities at the date of the financial statements and the reported amounts of its operating results during the periods presented. Additionally, the BFI Canada Group will be required to interpret the accounting rules in existence as of the date of the financial statements when the accounting rules are not specific to a particular event or transaction. If the underlying estimates are ultimately proven to be incorrect, or if auditors or regulators subsequently interpret the BFI Canada Group's application of accounting rules differently, subsequent adjustments could have a material adverse effect on its operating results for the period or periods in which the change is identified. Additionally, subsequent adjustments could require the Corporation to restate its historical financial statements. A restatement of these financial statements could result in a material change in the price of the Shares.

  Internal Control Over Financial Reporting and Disclosure Controls and Procedures

        The BFI Canada Group may face risks if there are deficiencies in its internal control over financial reporting and disclosure controls and procedures. The Corporation's Board of Directors, in coordination with the audit committee, will be responsible for assessing the progress and sufficiency of internal controls over financial reporting and disclosure controls and procedures and will make adjustments as necessary. However, these initiatives may not be effective at remedying any deficiencies in internal control over financial reporting and disclosure controls and procedures. Any deficiencies, if uncorrected, could result in the Corporation's financial statements being inaccurate and in future adjustments or restatements of its financial statements, which could adversely affect the price of the Shares and the BFI Canada Group's business, financial condition and the results of operations.

Risks Related to an Investment in Shares

  Dilution of Shareholders

        The Corporation is authorized to issue an unlimited number of Shares, an unlimited number of Special Shares and an unlimited number of Preferred Shares issuable in series for that consideration and on those terms and conditions as shall be established by the Board of Directors of the Corporation without the approval of Shareholders. The Shareholders have no pre-emptive rights in connection with such further issues. The Corporation may make future acquisitions or enter into financings or other transactions involving the issuance of securities of the Corporation which may be dilutive to existing Shareholders.

  Future Sales of Shares by Retained Interest Holders

        Pursuant to the IESI Exchange Rights, all or any part of the Participating Preferred Shares held by the Retained Interest Holders can be exchanged for Shares at any time, subject to certain conditions. The Corporation has also granted the Retained Interest Holders certain registration rights. If Retained Interest Holders were to exchange their Participating Preferred Shares for Shares and then sell substantial amounts of their Shares in the public market, the market price of the Shares could decrease. The perception among the public that these sales will occur could also result in a decrease in the price of the Shares. As of March 25, 2009, the Retained Interest Holders owned Participating Preferred Shares representing an approximate 14.4% indirect interest in the Corporation. The Amended and Restated Securityholders Agreement provides that any outstanding Preferred Shares must be exchanged for Shares not later than February 20, 2010.

  Market Conditions

        From time to time, the stock market experiences significant price and volume volatility that may affect the market price of the Shares for reasons unrelated to our performance. The value of our Shares is also subject to market value fluctuations based upon factors which influence our operations, such as legislative or regulatory developments, competition, technological change and global capital market activity.

  Uncertainty of Future Dividend Payments and the Level Thereof

        Dividends paid by the Corporation may fluctuate. The payment of dividends is subject to the discretion of the Board of Directors, and the Corporation's dividend policy and the funds available for the payment of dividends from time to time will be dependent upon, among other things, operating cash flows generated by subsidiaries of the Corporation, general business conditions, financial requirements for the Corporation's operations and to execute its growth strategy, the satisfaction of solvency tests imposed by the OBCA for the declaration and payment of dividends and other factors that the Board of Directors may in the future consider to be relevant. See "Distributions and Capital Structure".

 DISTRIBUTIONS AND CAPITAL STRUCTURE

        At December 31, 2008, the Corporation had 57,568,637 Shares outstanding and 11,137,744 Shares issuable upon the exercise of the IESI Exchange Rights by the Retained Interest Holders. As of March 25, 2009, there were 66,068,637 Shares outstanding and 11,137,744 Shares issuable upon the exercise of the IESI Exchange Rights by the Retained Interest Holders. The Corporation has issued 11,137,744 Special Shares to IESI in connection with the governance rights of the Retained Interest Holders. See "Special Shares".

Dividends and Distributions

        The dividends and distributions declared by the Corporation and the Fund, prior to the Conversion, for the period commencing with the distributions declared for December 31, 2006 to December 31, 2008 are set out in the table below.

Record Date	Distribution per Security		Total Distribution	Payment Date
January 31, 2006	$0.1415		$7,488,508	February 15, 2006
February 28, 2006	$0.1415		$7,532,502	March 15, 2006
March 31, 2006	$0.1415		$7,586,704	April 14, 2006
April 28, 2006	$0.1415		$7,586,704	May 15, 2006
May 31, 2006	$0.1415		$7,586,704	June 15, 2006
June 30, 2006	$0.1415		$7,586,803	July 14, 2006
July 31, 2006	$0.1415		$7,586,803	August 15, 2006
August 31, 2006	$0.1515		$8,122,973	September 15, 2006
September 29, 2006	$0.1515		$8,122,973	October 16, 2006
October 31, 2006	$0.1515		$8,122,973	November 15, 2006
November 30, 2006	$0.1515		$8,122,973	December 15, 2006
December 29, 2006	$0.1515		$8,122,973	January 15, 2007
January 31, 2007	$0.1515		$8,122,973	February 15, 2007
February 28, 2007	$0.1515		$8,133,405	March 15, 2007
March 30, 2007	$0.1515		$8,178,048	April 16, 2007
April 30, 2007	$0.1515		$8,718,146	May 15, 2007
May 31, 2007	$0.1515		$8,718,146	June 15, 2007
June 30, 2007	$0.1515		$8,718,146	July 16, 2007
July 31, 2007	$0.1515		$8,718,146	August 15, 2007
August 31, 2007	$0.1515		$8,718,146	September 14, 2007
September 28, 2007	$0.1515		$8,718,146	October 15, 2007
October 31, 2007	$0.1515		$8,721,402	November 15, 2007
November 30, 2007	$0.1515		$8,721,487	December 14, 2007
December 31, 2007	$0.1515		$8,721,487	January 15, 2008
January 31, 2008	$0.1515		$8,721,487	February 15, 2008
February 29, 2008	$0.1515		$8,721,487	March 14, 2008
March 31, 2008	$0.1515		$8,721,487	April 15, 2008
April 30, 2008	$0.1515		$8,721,487	May 14, 2008
May 30, 2008	$0.1515		$8,721,649	June 16, 2008
June 30, 2008	$0.1515		$8,721,649	July 15, 2008
July 31, 2008	$0.1515		$8,721,649	August 15, 2008
August 29, 2008	$0.1515		$8,721,649	September 15, 2008
September 30, 2008	$0.1515		$8,721,649	October 15, 2008
October 31, 2008	$0.1515		$8,721,649	November 17, 2008
November 28, 2008	$0.1515		$8,721,649	December 15, 2008
December 31, 2008	$0.0416	6	$2,398,309	January 15, 2009

        On August 18, 2008, the Board of Trustees of the Fund announced changes to the distribution policy of the Fund and the expected dividend policy of the Corporation, in order to direct more cash flow towards investments in growth that it expects will create value for investors. A monthly dividend of $0.04166 per Share was declared for the month of December 2008. The Corporation's current dividend policy is to declare and pay quarterly dividends in arrears, at the rate of $0.125 per Share, with the first quarterly dividend payable to holders of record on March 31, 2009 to be paid on April 15, 2009 with the remaining 2009 quarterly payments to be paid on July 15, 2009, October 15, 2009 and January 15, 2010. Subject to the discretion of the Board of Directors, the Corporation expects to declare and pay a special quarterly dividend of $0.125 per Share to be paid on April 15, July 15, October 15 and December 31, 2009, for aggregate expected special dividends in 2009 only of $0.50 per Share. See "Cautionary Note Regarding Forward-Looking Statements".

        The amount of any dividends payable by the Corporation will be at the discretion of the Board of Directors, taking into consideration, among other things, its earnings, financial requirements for its operations, the satisfaction of solvency tests imposed by the Business Corporations Act (Ontario), or the OBCA, for the declaration and payment of dividends and other conditions existing from time to time.

Shares

        Holders of Shares are entitled to one vote per Share at meetings of the Corporation's Shareholders, to receive dividends if, as and when declared by the Board of Directors and to receive pro rata the remaining property and assets upon our dissolution or winding-up, subject to the rights of shares having priority over the Shares (none of which are currently issued and outstanding).

Special Shares

        Pursuant to the Conversion, the Corporation issued 11,137,744 Special Shares to IESI for the benefit of the holders of the Participating Preferred Shares. Each Special Share carries one vote at meetings of Shareholders. However, the Special Shares carry no right to receive dividends or to receive the remaining property and assets upon our dissolution or winding-up.

        The number of Special Shares outstanding from time to time will be the same as the number of Shares then issuable upon the exercise in full of the rights associated with the Participating Preferred Shares, or the IESI Exchange Rights, to indirectly exchange the Participating Preferred Shares for common shares pursuant to the Amended and Restated Securityholders' Agreement. Upon the issuance of Shares pursuant to the IESI Exchange Rights, a corresponding number of Special Shares will be automatically cancelled without further action by the holder thereof.

Preferred Shares

        Each series of preferred shares shall consist of such number of shares and have such rights, privileges, restrictions and conditions as may be determined by the Board of Directors prior to the issuance thereof. Holders of preferred shares, except as required by law, will not be entitled to vote at meetings of Shareholders. With respect to the payment of dividends and distribution of assets in the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, the preferred shares of each series shall rank on a parity with the preferred shares of every other series and are entitled to preference over the Shares and any other shares ranking junior to the preferred shares from time to time and may also be given such other preferences over the Shares and any other shares ranking junior to the preferred shares as may be determined at the time of creation of such series.

Directors

        The Corporation's constating documents provide that the Corporation shall have a minimum of three directors and a maximum of ten directors. So long as the Retained Interest Holders hold 10% or more of the outstanding Voting Shares, there shall be seven Directors. The Directors supervise the activities and manage the affairs of the Corporation.

        Directors are appointed at each annual meeting of Shareholders to hold office for a term expiring at the close of the next annual meeting. The holder of the Special Shares is entitled to appoint one or more Directors, subject to certain restrictions described in the Amended and Restated Securityholders' Agreement. In the event that any Director appointed by the holder of the Special Shares resigns or ceases to serve as Director for any reason during his or her term of office, the resulting vacancy will be filled by another individual appointed by the holder of the Special Shares. See also "The Corporation — Amended and Restated Securityholders' Agreement".

Book-Entry Only System

        Registration of interests in and transfers of the Shares are made only through the book-entry only system administered by CDS (the "Book-Entry Only System"). Shares must be purchased, transferred and surrendered for redemption through a participant in the CDS depository service. All rights of a Shareholder must be exercised through, and all payments or other property to which the Shareholder is entitled, are made or delivered by, CDS or the CDS participant through which the Shareholder holds the Shares. Upon purchase of any Shares, the Shareholder will receive only a customer confirmation from the registered dealer which is a CDS participant and from or through which the Shares are purchased.

        In many jurisdictions, the ability of a beneficial owner of Shares to pledge those Shares or otherwise take action with respect to the Shareholder's interest in those Shares (other than through a CDS participant) may be limited due to the lack of a physical certificate.

Registrar and Transfer Agent

        The Registrar and Transfer Agent for the Shares is Computershare Investor Services Inc., at its principal office in Toronto, Ontario. The Corporation maintains the register for the Special Shares at its principal office in Toronto, Ontario.

        The Corporation has the option to terminate registration of the Shares through the Book-Entry Only System. At all times, in the case of the Special Shares, and upon the termination of the Book-Entry Only System, in the case of Shares, each holder of Voting Shares or its duly authorized agent nominee will be entitled to receive certificates representing such Voting Shares in fully registered form.

MANAGEMENT

Directors and Officers

        Currently, a seven member Board of Directors is responsible for the management of the Corporation. The Corporation has an Audit Committee, a Compensation Committee, Governance and Nominating Committee and an Environmental, Health and Safety Committee, and may establish such other committees as the Board of Directors deems appropriate from time to time. The composition of these board committees is governed by the requirements of the Amended and Restated Securityholders' Agreement. The following table sets out, for each of the individuals who serve as the Directors and executive officers of the Corporation, the person's name, municipality of residence, position held, principal occupation and Committee memberships. Each of the

Directors was elected at the Fund's annual and special meeting of Unitholders held on May 13, 2008 for a term expiring at the following annual meeting, or upon the election of his successor.

Name and Municipality of Residence	Offices Held	Principal Occupation
KEITH A. CARRIGAN(1) Caledon, Ontario Canada	Director; Vice-Chairman & Chief Executive Officer, BFI Canada Ltd.; President and Chief Executive Officer, BFI Canada Inc.	Vice-Chairman & Chief Executive Officer, BFI Canada Ltd.
CHARLES F. FLOOD(1) Fort Worth, Texas United States	Director; President, BFI Canada Ltd.; President and Chief Executive Officer, IESI	President, BFI Canada Ltd.
JOSEPH D. QUARIN Toronto, Ontario Canada	Executive Vice-President, BFI Canada Ltd.; Chief Operating Officer, BFI Canada Inc.	Chief Operating Officer, BFI Canada Inc.
THOMAS J. COWEE Colleyville, Texas United States	Chief Financial Officer, BFI Canada Ltd.; Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary, IESI	Chief Financial Officer, BFI Canada Ltd.
WILLIAM CHYFETZ Toronto, Ontario Canada	Vice President, General Counsel and Secretary, BFI Canada Ltd.; Vice President, General Counsel and Secretary, BFI Canada Inc.	Vice President, General Counsel and Secretary, BFI Canada Ltd.
DANIEL M. DICKINSON(1)(2)(3) Northfield, Illinois United States	Director	Managing Partner, Thayer/Hidden Creek Partners
JAMES J. FORESE(4) Naples, Florida United States	Director	Operating Partner and Chief Operating Officer, Thayer/Hidden Creek Partners
DANIEL R. MILLIARD(2)(3)(4) Port Carling, Ontario Canada	Director	Corporate Director
DOUGLAS KNIGHT(2)(3)(4) Toronto, Ontario Canada	Director	Executive
JOSEPH H. WRIGHT(2)(3)(4) Toronto, Ontario Canada	Director; Non-Executive Chairman	Corporate Director

Notes

(1)
Mr. Charles F. Flood is the chair of the Environmental, Health and Safety Committee of our board of directors. Mr. Keith A. Carrigan and Mr. Daniel M. Dickinson are members of the Environmental, Health and Safety Committee.

(2)
Mr. Daniel R. Milliard is the chair of the Governance and Nominating Committee of our board of directors. Mr. Daniel M. Dickinson, Mr. Joseph H. Wright and Mr. Douglas Knight are members of the Governance and Nominating Committee.

(3)
Mr. Daniel R. Milliard is the chair of the Compensation Committee of our board of directors. Mr. Daniel M. Dickinson, Mr. Joseph H. Wright and Mr. Douglas Knight are members of the Compensation Committee.

(4)
Mr. James J. Forese is the chair of the Audit Committee of our board of directors. Mr. Joseph H. Wright, Mr. Daniel R. Milliard and Mr. Douglas Knight are members of the Audit Committee.

  Biographies

        The following are brief profiles of the Directors of the Corporation and the executive officers named above.

  Keith A. Carrigan, Director, Vice-Chairman & Chief Executive Officer, BFI Canada Ltd.

  Mr. Carrigan has been the President and Chief Executive Officer of BFI Canada Ltd. and its predecessors since the June 2000 acquisition of their assets from Allied Waste Industries, Inc. and its affiliates ("Allied"). He was responsible for successfully acquiring, assimilating and improving the operations of the BFI Canada Group after the acquisition. Prior to joining the BFI Canada Group, Mr. Carrigan was involved in the development and/or management of various non-hazardous solid waste management and recycling businesses. Mr. Carrigan has been involved with the solid waste management industry for most of his career, which spans more than 29 years. Most notably, he was Vice President of Waste Management, Inc. ("WMI") in the United States, and President of WMI Waste Management of Canada Corporation.

  Charles F. Flood, Director, President, BFI Canada Ltd.

  Mr. Flood is one of the founders of IESI and has been IESI's Chief Executive Officer, President and a member of IESI's board of directors since IESI's inception. From 1989 to 1995, he was employed with WMI, as Group President from 1993 to 1995 in the northeastern United States and Canada, Regional Vice President from 1991 to 1993 in the south central United States and as Vice President of Operations in Texas from 1989 to 1991. Mr. Flood was President of Laidlaw Waste Services' U.S. solid waste operations from 1986 to 1987. Mr. Flood was President of the United States and Canada solid waste operations for GSX Corporation from 1984 to 1986. Mr. Flood was the Region Vice President of the Southern Region of SCA Services, Inc., from 1976 to 1984. Mr. Flood has over 39 years of experience in the solid waste management industry. Mr. Flood has a B.Sc. in education from the University of Miami and is currently a Director of the Detachable Container Association. Mr. Flood is also a past director and past Chairman for the Environmental Industry Association, the parent of the National Solid Waste Management Association and Waste Equipment Technology Association.

  Joseph D. Quarin, Executive Vice-President, BFI Canada Ltd.

  Mr. Quarin has been the Executive Vice President of BFI Canada Ltd. and Chief Operating Officer of BFI Canada Inc. (formerly BFI Canada Holdings) since September 2005. Prior to then he was Vice President Finance of BFI Canada Holdings from July 2000 to February 2002 and Chief Financial Officer of BFI Canada Holdings from February 2002 to September 2005. Prior to July 2000, Mr. Quarin was an associate with NB Capital Partners from February 2000 to July 2000, and from June 1995 to January 2000, Mr. Quarin held various positions, including manager, senior manager and vice president, with KPMG Corporate Finance Inc. Mr. Quarin has an M.B.A. from the Richard Ivey School of Business, a B.Comm from Queen's University, and is a Chartered Accountant.

  Thomas J. Cowee, Vice President, Chief Financial Officer, BFI Canada Ltd. and Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary, IESI Corporation

  Mr. Cowee has been Vice President, Chief Financial Officer of IESI Holdings and its predecessors since January 2007, Chief Financial Officer since September 2005 and IESI Corporation's Chief Financial Officer, Senior Vice President, Treasurer and Assistant Secretary since 2000. From 1997 to 2000, Mr. Cowee was IESI Corporation's Chief Financial Officer, Vice President, Treasurer and Secretary. From 1995 to 1997, Mr. Cowee was Assistant Corporate Controller of USA Waste Services, Inc. Prior to that, beginning in 1979, Mr. Cowee held various positions with Waste Management: from 1994 to 1995, Mr. Cowee was Division Vice President and Controller in its Texas operations, and from 1993 to 1994, Mr. Cowee was Vice President and Regional Controller in its Pennsylvania Hauling Region — East Group. Mr. Cowee has over 27 years of financial management experience in the solid waste management industry. Mr. Cowee has a B.Sc. in accounting from Ohio State University.

  William Chyfetz, Vice President, General Counsel and Secretary, BFI Canada Ltd.

  Mr. Chyfetz has been Vice President, General Counsel and Secretary of BFI Canada Ltd. and its predecessors since April 25, 2002. He also held various senior management positions with BFI Canada and its predecessors for more than five years prior to BFI Canada Holdings' acquisition of the assets of Browning-Ferris Canada. Mr. Chyfetz has a B.Comm. from McGill University and an LL.B. from Osgoode Hall Law School. He is also a Chartered Accountant.

  Daniel M. Dickinson, Director

  Mr. Dickinson has been a member of IESI's board of directors since May 2001. Mr. Dickinson has been employed since 2001 by, and is currently a Managing Partner of, Thayer/Hidden Creek Partners, a private equity investment firm located in Washington, D.C. Prior to joining Thayer/Hidden Creek Partners, Mr. Dickinson spent 15 years in mergers & acquisitions, most recently as Co-Head of Global Mergers & Acquisitions at Merrill Lynch. Mr. Dickinson is on the board of directors of Caterpillar Inc. Mr. Dickinson has a J.D. and an M.B.A. from The University of Chicago and a B.S. in Mechanical Engineering and Materials Science, magna cum laude, from Duke University.

  James J. Forese, Director

  Mr. Forese has been a member of IESI's board of directors since October 2003. Mr. Forese joined Thayer/Hidden Creek Partners in July 2003 and currently serves as an Operating Partner and Chief Operating Officer. From 1996 to 2003, Mr. Forese worked for IKON Office Solutions, most recently as the Chairman and Chief Executive Officer. Prior to joining IKON, Mr. Forese spent 36 years with IBM Corporation, most recently as Chairman of IBM Credit Corporation. In addition, Mr. Forese held numerous other positions during his tenure at IBM Corporation including as a senior executive with IBM World Trade Europe/Middle East/Africa and IBM World Trade Americas, President of the Office Products Division, Corporate Vice President and Controller and Corporate Vice President of Finance. Mr. Forese currently serves on the board of directors of Spherion Corporation, as a Non-Executive Chairman. Mr. Forese earned a B.E.E. in Electrical Engineering from Rensselaer Polytechnic Institute and an M.B.A. from Massachusetts Institute of Technology.

  Daniel R. Milliard, Director

  Mr. Milliard previously served as President and Chief Executive Officer of Sunwell Technologies Inc. from August 2007 to September 2008, as the Chief Legal and Business Development Officer at Charles Cole Memorial Hospital from July 2005 to June 2006, the Interim Chief Executive Officer of Natural Convergence Inc. from December 2003 to May 2004, the Chief Executive Officer of GT Group Telecom Inc. from September 1999 to February 2003 and President, Chief Operating Officer and a director of Hyperion Communications from May 1992 to March 1999 and from March 1999 to August 1999 Vice Chairman and President. Mr. Milliard is a graduate of The Directors College Chartered Director program. Mr. Milliard was Chief Executive Officer of GT Group Telecom Inc. which, in June 2002, while Mr. Milliard was acting in that capacity, made a proposal under the Companies' Creditors Arrangement Act ("CCAA"). GT Group Telecom Inc. emerged from CCAA court protection in February 2003 and was acquired by 360 Networks.

  Joseph H. Wright, Director and Non-Executive Chairman

  Mr. Wright has been the Managing Partner of Barnagain Capital since February 2001. He was formerly Managing Partner of Crosbie & Company Inc., and prior to that he was President and Chief Executive Officer for Swiss Bank Corporation (Canada). Mr. Wright is currently the Non-Executive Chairman and Director of the Corporation. He also serves on the board of directors of ROC Pref Corp. During his professional career Mr. Wright spent 23 years with Citibank as a lending officer, eight and a half years with Burns Fry as an investment banker and two years as President of Swiss Bank Canada. Mr. Wright was an officer and director of Hip Interactive Inc. from August 2002 until April 2005. Hip Interactive Inc. was made the subject of bankruptcy proceedings in July 2005, after Mr. Wright ceased to be an officer and director.

  Douglas Knight, Director

  Mr. Knight is President of St. Joseph Media, Inc. and has held that position since 2006. From 2003 to 2005, Mr. Knight served as Chairman and Chief Executive Officer of ImpreMedia, LLC in New York. He has also served as Publisher and Chief Executive Officer of The Financial Post and of The Toronto Sun in Toronto.

  He is a director of Xstrata Canada Corporation and a trustee of the Governor General's Performing Arts Awards Foundation. Mr. Knight is a graduate of the University of Toronto and has an M.Sc. from the London School of Economics.

        The directors and senior executive officers of the BFI Canada Group and its subsidiaries, as a group, as of March 6, 2009, beneficially own, directly or indirectly, or exercise control or direction over, approximately 1,625,000 Shares, representing approximately 2.5% of the outstanding Shares.

MARKET FOR SECURITIES

        The Shares are listed and posted for trading on the Toronto Stock Exchange (the "TSX") under the symbol BFC. The price ranges and trading volume of the Shares and, prior to the Conversion, the Units, in 2008 on the TSX were as follows:

	Toronto Stock Exchange
Month (2008)	HIGH ($)	LOW ($)	VOLUME
January	$26.65	$23.49	3,523,774
February	$27.00	$24.04	1,818,153
March	$26.18	$20.71	3,299,843
April	$22.90	$21.05	3,614,183
May	$24.44	$21.61	2,326,566
June	$24.94	$23.12	1,458,764
July	$23.44	$20.02	2,026,140
August	$23.43	$17.02	6,182,658
September	$20.10	$15.51	4,011,071
October	$18.30	$12.06	4,833,470
November	$15.47	$8.62	3,019,777
December	$10.50	$7.50	4,311,791

        The Special Shares are not listed or quoted on a marketplace. See "Distributions and Capital Structure — Special Shares".

MATERIAL CONTRACTS

        The following are the only material contracts, other than contracts entered into in the ordinary course of business, which have been entered into by the Corporation, the Fund and its subsidiaries within the most recently completed fiscal year or before the most recently completed fiscal year but still in force and in effect:

  •
  The Arrangement Agreement dated as of August 18, 2008 among the Fund, 6814832 Canada Limited, 4264126 Canada Limited and 1768248 Ontario Limited pursuant to which the Fund, 6814832 Canada Limited, 4264126 Canada Limited and 1768248 Ontario Limited implemented the Arrangement; and

  •
  The Amended and Restated Securityholders' Agreement dated October 1, 2008 between the Corporation, IESI Holdings and IESI, as trustee on behalf of the Retained Interest Holders.

AUDIT COMMITTEE INFORMATION

        The Audit Committee of the Board of Directors is presently comprised of the following members: Mr. Joseph J. Wright, Mr. James J. Forese, (Chair), Mr. Daniel R. Milliard and Mr. Douglas Knight. The composition of the Audit Committee from time to time shall be consistent with the requirements of the Amended and Restated Securityholders' Agreement. Each member of the Audit Committee is independent and financially literate within the meaning of applicable securities laws including National Instrument 52-110 of the Canadian Securities Administrators, as amended from time to time.

  Relevant Education and Experience

        Each member of the Audit Committee has acquired significant financial experience and exposure to accounting and financial issues.

        Mr. Forese served as Chairman and Chief Executive Officer of IBM Credit Corporation and Chairman and Chief Executive Officer of IKON Office Solutions for five years. Mr. Forese also previously held the positions of Corporate Vice President, Finance and Corporate Vice President and Controller with IBM Corporation. He holds an M.B.A. from Massachusetts Institute of Technology.

        Mr. Wright has been the Managing Partner of Barnagain Capital since February 2001. He was formerly Managing Partner of Crosbie & Company Inc., and prior to that he was President and Chief Executive Officer for Swiss Bank Corporation (Canada). Mr. Wright is currently the Chairman and Director of BFI Canada Ltd. During his professional career, Mr. Wright spent 23 years with Citibank as a lending officer, approximately nine years with Burns Fry as an investment banker and two years as President of Swiss Bank Canada. During all of these years he was responsible for review of financial statements and financial analysis. He has served on many audit committees and also served as the chair of four audit committees.

        Mr. Milliard previously served as an executive officer of two public companies. He was the Chief Executive Officer of GT Group Telecom Inc. and was at various times Vice Chairman, President, Chief Operating Officer and a director of Hyperion Communications. Mr. Milliard holds a B.S. in Business Administration, a M.A. in Business and a J.D. in Law. Mr. Milliard is a graduate of The Directors College Chartered Director program.

        Mr. Knight is President of St. Joseph Media, Inc. Mr. Knight has previously served as Chairman and Chief Executive Officer of ImpreMedia, LLC in New York, Publisher and Chief Executive Officer of The Financial Post and of The Toronto Sun in Toronto. He is a director of Xstrata Canada Corporation and a trustee of the Governor General's Performing Arts Awards Foundation. Mr. Knight is a graduate of the University of Toronto and has an M.Sc. from the London School of Economics.

  Pre-Approval Policies and Procedures

        The Audit Committee has established a policy of pre-approving all non-audit services to be performed for the Corporation by its external auditors, subject to a review of the compatibility of the non-audit engagement with the external auditors' independence. The Committee may not engage the external auditors to perform those specific non-audit services proscribed by law or regulation. The Committee may delegate authority to one or more members with respect to the authority to grant pre-approvals of permitted non-audit services, to the extent permitted by applicable law.

  Audit Fees

        Deloitte & Touche LLP billed the Corporation and its subsidiaries $1,599,744 and $1,250,491 for 2008 and 2007, respectively, for audit services.

  Audit-Related Fees

        Deloitte & Touche LLP billed the Corporation and its subsidiaries $94,410 and $96,482 for 2008 and 2007, respectively, for audit-related services.

  Tax Fees

        Deloitte & Touche LLP billed the Corporation and its subsidiaries $292,845 and $283,754 for 2008 and 2007, respectively, for tax compliance, tax advice and tax planning services.

  All Other Fees

        Not applicable.

  Audit Committee Charter

        The charter of the Audit Committee is attached to this annual information form as Schedule A".

INTERESTS OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

        The completion of the Transaction and the Conversion involved a number of matters that have resulted in ongoing arrangements between the Fund, as predecessor to the Corporation, its subsidiary entities and the Retained Interest Holders. See "The Corporation — Amended and Restated Securityholders' Agreement".

INTERESTS OF EXPERTS

        Deloitte & Touche LLP, Chartered Accountants, Licensed Public Accountants, is the auditor of the Corporation and prepared an auditors' report dated February 26, 2009 in respect of the Corporation's consolidated financial statements with accompanying notes as at and for the years ended December 31, 2008 and 2007. Deloitte & Touche LLP has advised that they are independent with respect to the Corporation within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants of Ontario.

        Torys LLP is counsel to the Corporation, and provided a tax opinion relating to the Conversion set out in the management information circular of the Fund dated August 26, 2008 (the "Conversion Circular"). Based on securityholdings as of August 25, 2008, the partners and associates of Torys LLP held less than 1% of the outstanding securities of the Fund.

        CIBC World Markets Inc. ("CIBC World Markets") provided the Board of Trustees of the Fund with a fairness opinion in connection with the Conversion, a copy of which is attached to the Conversion Circular. Based on securityholdings as of August 18, 2008, the partners and associates of CIBC World Markets held less than 1% of the outstanding securities of the Fund. CIBC World Markets and certain of its affiliates act as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had at that date positions in the securities of the Fund.

ADDITIONAL INFORMATION

        Additional information including the Corporation's directors' and officers' remuneration and indebtedness, principal holders of the Corporation's securities and securities authorized for issuance under equity compensation plans, if applicable, will be contained in the Corporation's information circular for its next annual meeting of Shareholders, to be held later in 2009.

        Additional financial information is provided in the Corporation's audited consolidated financial statements for the year ended December 31, 2008 and the management's discussion and analysis related thereto in the Corporation's annual report for the year ended December 31, 2008.

        You may access further information about the Corporation including disclosure documents, reports, statements or other information that the Corporation files with the Canadian securities regulatory authorities through SEDAR at www.sedar.com and on the Corporation's web site at www.bficanada.com.

 SCHEDULE A — AUDIT COMMITTEE CHARTER

BFI CANADA LTD.

AUDIT COMMITTEE CHARTER

Approved by the Board of Directors
on October 1, 2008

 BFI CANADA LTD. (the "Corporation")
AUDIT COMMITTEE CHARTER

1.     RESPONSIBILITY

  The Audit Committee is responsible for assisting the Board of Directors of the Corporation in fulfilling their oversight responsibilities in relation to:

    •
    the integrity of the Corporation's financial statements;

    •
    the Corporation's compliance with legal and regulatory requirements as they relate to the Corporation's financial statements;

    •
    the qualifications, independence and performance of the Auditor;

    •
    internal controls and disclosure controls;

    •
    the performance of the Corporation's internal audit function; and

    •
    performing the additional duties set out in this Charter or otherwise delegated to the Audit Committee by the Board.

2.     MEMBERS

  The Board of Directors shall appoint a minimum of three Directors to be members of the Audit Committee of the Corporation. The members of the Audit Committee shall be selected by the Board of Directors on recommendation of the Governance and Nominating Committee of the Corporation, and shall be selected based upon the following, to the extent that the following are required under applicable law;

    •
    each member shall be an Independent Director;

    •
    each member shall be financially literate or agree to become financially literate within a reasonable period of time following the member's appointment;

    •
    at least one member shall have accounting or financial expertise; and

    •
    at least a majority of the members shall be residents of Canada.

  For the purpose of this Charter, the term "Independent Director" shall have the meaning attributed thereto in Multilateral Instrument 52-110 Audit Committees as amended from time to time. The term "financially literate" shall mean the ability to read and understand a balance sheet, an income statement, a cash flow statement and the notes attached thereto, or such other definition as may be acceptable to the Toronto Stock Exchange from time to time. The term "accounting or related financial experience" shall mean the ability to analyze and interpret a full set of financial statements, including the notes thereto, in accordance with Canadian Generally Accepted Accounting Principles ("GAAP"), or such other definition as may be acceptable to the Toronto Stock Exchange from time to time.

3.     CHAIRMAN

  Each year, the Board of Directors shall appoint one member to be Chairman of the Audit Committee. If, in any year, either the Board of Directors does not appoint a Chairman, the incumbent Chairman shall continue in office until a successor is appointed.

4.     TENURE

  Each member shall hold office until his or her term as a member of the Audit Committee expires or is terminated.

5.     REMOVAL AND VACANCIES

  Any member may be removed and replaced at any time by the Board. The Board shall fill vacancies in the Audit Committee by appointment from among the members of the Board. If a vacancy exists on the Audit Committee, the remaining members may exercise all its powers so long as a quorum remains in office.

6.     DUTIES

  The Audit Committee shall have the duties set out below as well as any other duties that are specifically delegated to the Audit Committee by the Board.

  (a)
  Appointment and Review of Auditor

    The Auditor is ultimately accountable to the Audit Committee as representatives of the shareholders of the Corporation. Accordingly, the Audit Committee shall evaluate and be responsible for the Corporation's relationship with the Auditor. Specifically, the Audit Committee shall:

    •
    select, evaluate and nominate the Auditor to be proposed for appointment or reappointment, as the case may be, by the shareholders or unitholder;

    •
    review the Auditor's engagement letter;

    •
    at least annually, obtain and review a report by the auditor describing the auditor's internal quality control procedures and a report from the auditor confirming that they have been reviewed and are in good standing with the appropriate independent oversight body such as the Canadian Public Accountability Board or the Public Company Accounting Oversight Board, or other governmental or professional authorities.

  (b)
  Confirmation of Independence of Auditor

    At least annually, and before the Auditor issues its report on the annual financial statements, the Audit Committee shall:

    •
    ensure that the Auditor submits a formal written statement describing all relationships between the Auditor and the Corporation;

    •
    discuss with the Auditor any disclosed relationship or services that may affect the objectivity and independence of the Auditor; and

    •
    obtain written confirmation from the Auditor that it is objective and independent within the meaning of the Rules of Professional Conduct/Code of Ethics adopted by the provincial institute or order of Chartered Accountants to which it belongs.

  (c)
  Rotation of Engagement Partner/Lead Partners

    The Audit Committee shall, after taking into account the opinions of management, evaluate the performance of the Auditor and the engagement partner/lead partners and shall rotate the engagement partner/lead partners when required or necessary.

  (d)
  Pre-Approval of Non-Audit Services

    The Audit Committee shall pre-approve the retaining of the Auditor for any non-audit service, provided that no approval shall be provided for any service that is prohibited under the rules of the Canadian Public Accountability Board or the Independence Standards of the Canadian Institute of Chartered Accountants. Before the retaining of the Auditor for any non-audit service, the Audit Committee shall consider the compatibility of the service with the Auditor's independence. The Audit Committee may pre-approve the retaining of the Auditor for the engagement of any non-audit services by establishing policies and procedures to be followed prior to the appointment of the Auditor for the provision of such non-audit services. In addition, the Audit Committee may delegate to one or more members the authority to pre-approve the retaining of the Auditor for any non-audit service to the extent permitted by applicable law. Between scheduled Audit Committee meetings, the Chair of the Audit Committee subject to the policy approved by the Board, is authorized to pre-approve audit or non-audit service engagement fees and terms. At the next Audit Committee meeting, the Chair of the Audit Committee will report to the Audit Committee any such pre-approval given.

  (e)
  Communications with Auditor

    The Audit Committee shall meet privately with the Auditor as frequently as the Audit Committee feels is appropriate for the Audit Committee to fulfill its responsibilities (which shall not be less frequently than quarterly) to discuss any items of concern to the Audit Committee or the Auditor, such as:

    •
    matters that will be referred to in the Auditor's management letter;

    •
    whether or not the Auditor is satisfied with the quality and effectiveness of the financial recording procedures and systems;

    •
    the extent to which the Auditor is satisfied with the nature and scope of the Auditor's examination.

  (f)
  Review of Audit Plan

    The Audit Committee shall review a summary of the Auditor's audit plan in advance for each audit.

  (g)
  Review of Audit Fees

    The Audit Committee has the direct responsibility for approving the Auditor's fee. In approving the Auditor's fee, the Audit Committee should consider, among other things, the number and nature of reports issued by the Auditors, the quality of the internal controls, the size, complexity and financial condition of the Corporation and the extent of internal audit and other support provided by the Corporation to the Auditor.

  (h)
  Review of Annual Audited Financial Statements

    The Audit Committee shall review the annual audited financial statements, together with the Auditor's report thereon, before recommending them for approval by the Board, to assess whether or not they present fairly in all material respects in accordance with GAAP the financial condition, results of operations and cash flows of the Corporation. The Audit Committee shall also review the MD&A relating to the annual audited financial statements.

    In conducting their review, the Audit Committee should:

    •
    discuss the annual audited financial statements and MD&A with management and the Auditor;

    •
    consider the quality of, and not just the acceptability of, the accounting principles applied, the reasonableness of management's judgments and estimates that have a significant effect upon the financial statements, and the clarity of the disclosures in the financial statements;

    •
    discuss with the Auditor its report which addresses:

    –
    all critical accounting policies and practices to be used;

    –
    all alternative treatments of financial information within GAAP that have been discussed with management of the Corporation, ramifications of the use of alternative disclosures and treatments, and the treatment preferred by the Auditors; and

    –
    other material written communication between the Auditor and management of the Corporation, such as any management letter or schedule of unadjusted differences;

    •
    discuss any analyses prepared by management or the Auditor that set out significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP;

    •
    discuss the effect of off-balance sheet transactions, arrangements, obligations (including contingent liabilities) and other relationships with unconsolidated entities or other persons that may have a material current or future effect on the Corporation's financial condition, changes in financial condition, results of operations, liquidity, capital expenditures, capital resources, or significant components of revenues and expenses;

    •
    consider any changes in accounting practices or policies and their impact on financial statements of the Corporation;

    •
    discuss with management, the Auditor and, if necessary, legal counsel, any litigation, claim or other contingency, including tax assessments, that could have a material effect upon the financial position of the Corporation, and the manner in which these matters have been disclosed in the financial statements;

    •
    discuss with management and the Auditor correspondence with regulators or governmental agencies, employee complaints or published reports that raise material issues regarding the Corporation's financial statements or accounting policies;

    •
    discuss with the Auditor any special audit steps taken in light of any material weaknesses in internal control;

    •
    discuss with the Auditor any difficulties encountered in the course of the audit work, including any restrictions on the scope of their procedures and access to requested information, accounting adjustments proposed by the Auditor that were not applied (because they were immaterial or otherwise), and significant disagreements with management;

    •
    consider any other matter which in its judgment should be taken into account in reaching its recommendation to the Board concerning the approval of the financial statements;

    •
    satisfy itself that appropriate accounting policies and practices have been selected and applied consistently; and

    •
    satisfy itself that management has established appropriate procedures to comply with applicable legislation for the remittance of taxes, pension monies and employee remuneration.

  (i)
  Review of Interim Financial Statements

    The Audit Committee shall also engage the Auditor to review the interim financial statements prior to the Audit Committee's review of such financial statements. The Audit Committee should discuss the interim financial statements and related MD&A with management and the Auditor and, if satisfied that the interim financial statements present fairly in all material respects in accordance with GAAP the financial condition, results of operations and cash flows, approve the interim financial statements and review the related MD&A on behalf of the Board.

  (j)
  Review of Other Financial Information

    The Audit Committee should generally discuss earnings releases, as well as the nature of financial information and earnings guidance provided to analysts and rating agencies in accordance with the Corporation's disclosure policy.

  (k)
  Review of Prospectuses and Other Regulatory Filings

    The Audit Committee shall review all other financial statements of the Corporation that require approval by the Board before they are released to the public, including, without limitation, financial statements for use in prospectuses or other offering or public disclosure documents and financial statements required by regulatory authorities.

  (l)
  Review of Internal Audit Function

    The Audit Committee shall review the mandate of the internal audit function, the budget, planned activities and organizational structure of the internal audit function to ensure that it is independent of management and has sufficient resources to carry out its mandate.

  (m)
  Relations with Management

    The members shall meet privately with management as frequently as the Audit Committee feels is appropriate to fulfill its responsibilities, which shall not be less frequently than quarterly, to discuss any areas of concern to the Audit Committee or management.

v

    The Audit Committee shall, subject to regulatory or professional guidelines, recommend to the Board policies relating to hiring former partners or employees of the Auditor who were engaged on the Corporation's account.

  (n)
  Oversight of Internal Controls and Disclosure Controls

    The Audit Committee shall review with management the adequacy of the internal controls that have been adopted to safeguard assets from loss and unauthorized use and ensure the accuracy of the financial records.

    The Audit Committee shall review with management the controls and procedures that have been adopted to ensure the disclosure of all material information about the Corporation and its subsidiaries that is required to be disclosed under applicable law or the rules of those exchanges on which securities of the Corporation are listed or quoted.

  (o)
  Legal Compliance

    The Audit Committee shall review with legal counsel any legal matters that may have a significant effect on the Corporation's financial statements. The Audit Committee should review with legal counsel material inquiries received from regulators and governmental agencies. The Audit Committee shall review any material matters arising from any known or suspected violation of the Corporation's Code of Conduct and any material concerns regarding questionable accounting or auditing matters raised through the Corporation's ethics response line.

  (p)
  Risk Management

    The Audit Committee shall meet periodically with management to discuss the Corporation's policies with respect to risk assessment and management.

  (q)
  Taxation Matters

    The Audit Committee shall review the status of taxation matters of the Corporation.

  (r)
  Confirmation from CEO and CFO

    The Audit Committee shall obtain confirmation from the Chief Executive Officer and the Chief Financial Officer (and considering the external auditors' comments, if any, thereon) to their knowledge that:

    (i)
    the audited financial statements, together with any financial information included in the annual management's discussion and analysis and annual information form, fairly present in all material respects the Corporation's financial condition, results of operations and cash flows, as of the date and for the periods presented in such filings; and

    (ii)
    that the interim financial statements, together with any financial information included in the interim management's discussion and analysis, fairly present in all material respects the Corporation's financial condition, results of the operations and cash flows, as of the date and for the periods presented in such filings.

  (s)
  Appointment and Replacement of the CFO

    The Audit Committee shall approve the appointment and replacement of the Chief Financial Officer and review with the Chief Financial Officer the appointment and replacement of other members of senior management who will be involved in financial reporting.

    The Audit Committee shall, in conjunction with the Governance and Nominating Committee, review succession plans for the Chief Financial Officer and the Controller.

7.     COMPLAINTS PROCEDURE

  The Audit Committee shall establish a procedure for the receipt, retention and follow-up of complaints received by the Corporation regarding accounting, internal controls, disclosure controls or auditing matters and a procedure for the confidential, anonymous submission of concerns by employees of the Corporation regarding accounting, internal controls, or auditing matters.

8.     REPORTING

  The Audit Committee shall report to the Board on:

    •
    the Auditor's independence;

    •
    the performance of the Auditor and the Audit Committee's recommendations regarding the reappointment or termination of the Auditor;

    •
    the performance of the internal audit function;

    •
    the adequacy of the Corporation's internal controls and disclosure controls;

    •
    the Audit Committee's review of the annual and interim financial statements of the Corporation and any GAAP reconciliation, including any issues with respect to the quality or integrity of the financial statements, and shall recommend whether or not the Board should approve the financial statements and any GAAP reconciliation;

    •
    the Audit Committee's review of the annual and interim MD&A;

    •
    The Audit Committee's review of the Annual Information Form;

    •
    the Corporation's compliance with legal and regulatory matters to the extent they affect the financial statements of the Corporation; and

    •
    all other material matters dealt with by the Audit Committee.

9.     REVIEW AND DISCLOSURE

  This Charter should be reviewed by the Audit Committee at least annually and be submitted to the Governance and Nominating Committee of the Corporation for consideration with such amendments as the Audit Committee proposes and for recommendation to the Board for approval with such further amendments as the Governance and Nominating Committee proposes.

  This Charter may also be posted on the Corporation's Web site.

10.   MEETINGS

  The time and place at which meetings of the Audit Committee shall be held, and procedures at such meetings shall be determined from time to time by, the Audit Committee, unless otherwise determined by the by-laws of the Corporation; provided that notice of every such meeting shall be given to the auditors of the Corporation, and provided further that meetings shall be convened whenever requested by the auditors or any member of the Audit Committee in accordance with the Business Corporations Act (Ontario).

  The Secretary of the Corporation shall, upon the request of the Audit Committee Chairman, any member of the Audit Committee, the external auditors of the Corporation, the President and Chief Executive Officer of the Corporation or the Chief Financial Officer of the Corporation, call a meeting of the Audit Committee by letter, telephone, facsimile, telegram or other communication equipment, by giving at least 48 hours notice, provided that no notice of a meeting shall be necessary if all of the members are present either in person or by means of conference telephone or if those absent have waived notice or otherwise signified their consent to the holding of such meeting.

  Any member of the Audit Committee may participate in the meeting of the Audit Committee by means of conference telephone or other communication equipment, and the member participating in a meeting pursuant to this paragraph shall be deemed, for purposes hereof, to be present in person at the meeting.

  The Audit Committee may invite such officers, directors and employees of the Corporation and its subsidiaries and the external auditors of the Corporation as it may see fit, from time to time, to attend at meetings of the Audit Committee.

  A quorum for the transaction of business of the Audit Committee shall consist of two members of the Audit Committee.

  The Audit Committee shall keep minutes of its meetings which shall be submitted to the Board of Directors of the Corporation.

  The Audit Committee may, from time to time, appoint any person who need not be a member to act as a secretary at any meeting.

11.   RETENTION OF EXPERTS

  The Audit Committee may engage such special legal, accounting or other experts, without Board approval and at the expense of the Corporation, as it considers necessary to perform its duties.

QuickLinks

  Exhibit 4.1
TABLE OF CONTENTS
BFI CANADA LTD. ANNUAL INFORMATION FORM FOR THE YEAR ENDED DECEMBER 31, 2008 DATED MARCH 25, 2009
FORWARD-LOOKING STATEMENTS
FINANCIAL DISCLOSURE
THE CORPORATION
INDUSTRY OVERVIEW
BUSINESS OF THE BFI CANADA GROUP
RISK FACTORS
DISTRIBUTIONS AND CAPITAL STRUCTURE
MANAGEMENT
MARKET FOR SECURITIES
MATERIAL CONTRACTS
AUDIT COMMITTEE INFORMATION
INTERESTS OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS
INTERESTS OF EXPERTS
ADDITIONAL INFORMATION
SCHEDULE A — AUDIT COMMITTEE CHARTER
BFI CANADA LTD. (the "Corporation") AUDIT COMMITTEE CHARTER